    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997

                                                     REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                MSU CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                         6770                         22-274288
 (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD              (I.R.S. EMPLOYER
      OF INCORPORATION OR         INDUSTRIAL CLASSIFICATION         IDENTIFICATION NO.)
         ORGANIZATION)                  CODE NUMBER)

    ELDER HOUSE, 526-528 ELDERGATE, CENTRAL MILTON KEYNES, MK9 1LR, ENGLAND
                               011 44 1908 232100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             WYNFORD PETER HOLLOWAY
    ELDER HOUSE, 526-528 ELDERGATE, CENTRAL MILTON KEYNES, MK9 1LR, ENGLAND
                               011 44 1908 232100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             GERALD A. ADLER, ESQ.
                              MARY P. O'HARA, ESQ.
                              BONDY & SCHLOSS LLP
                               6 EAST 43RD STREET
                              NEW YORK, N.Y. 10017
                                 (212) 661-3535

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on the form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                PROPOSED MAXIMUM
                        TITLE OF EACH                              AGGREGATE
                     CLASS OF SECURITIES                            OFFERING            AMOUNT OF
                       TO BE REGISTERED                             PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
10% Secured Convertible Promissory Note, with an aggregate
  value of $2,299,740.........................................     $2,299,750                  679
Common Stock Purchase Warrants................................              0                    0
Options for Common Stock......................................              0                    0
Common Stock(2)...............................................     $2,192,800                  646

================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 357(i) of the Securities Act of 1933, as amended.

(2) The shares of Common Stock being registered hereby include 766,583 shares underlying the 10% Secured Promissory Notes in the aggregate value of $2,299,750 (no additional consideration is required for conversion of the Promissory Notes); 45,000 shares underlying the Warrants, exercisable at $3.00 per share of Common Stock; 70,000 shares underlying Options, exercisable at $2.50 per share of Common Stock; 45,000 shares underlying the Options, exercisable at $3.56 per share; and 638,000 shares at $2.70 per share, calculated at the average of the bid and asked price as of October 13, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES
     AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY
     STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1997

                                   PROSPECTUS

                                MSU CORPORATION

      $2,299,750 10% SECURED CONVERTIBLE PROMISSORY NOTES DUE JULY 1, 1998
                     45,000 COMMON STOCK PURCHASE WARRANTS
                             115,000 STOCK OPTIONS
         926,583 SHARES OF COMMON STOCK UNDERLYING THE NOTES, WARRANTS
                                  AND OPTIONS
                         638,000 SHARES OF COMMON STOCK

     This Prospectus relates to $2,299,750 aggregate principal amount of 10% Secured Convertible Promissory Notes due July 1, 1998 ("Notes") of MSU Corporation (the "Company"), 45,000 Common Stock Purchase Warrants ("Warrants"), 115,000 Stock Options ("Options"), 926,583 shares of common stock, $.01 par value, of the Company ("Common Stock") issuable upon conversion of the Notes and exercise of the Warrants and Options ("Underlying Shares"), and 638,000 shares of Common Stock by certain other selling shareholders ("Additional Shares"). The Notes, Warrants, Options, Underlying Shares and Additional Shares (collectively, the "Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus.

     The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time after the effective date of this Registration Statement, at a conversion rate of one share of Common Stock per $3.00 of promissory note principal. The Warrants are exercisable for one share of Common Stock at $3.00 and expire in January 2000. The Options are exercisable for one share of Common Stock at prices ranging from $2.50 to $3.56 per share and expire in their entirety in June 2002. For more detailed information see "Description of Securities." On October 13, 1997, the closing bid and ask prices of the Common Stock, which is quoted on the over-the-counter bulletin board under the symbol "MUCP," were $2.75 and $2.64 per share, respectively.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company will bear all costs relating to the offer and sale of the Securities, which are estimated to be approximately $102,825 except that the Selling Securityholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents.

           THE DATE OF THIS PROSPECTUS IS OCTOBER             , 1997

     The Securities may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located in New York at Seven World Trade Center, 13th Floor, New York, New York 10048 and in Los Angeles at 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a web site that contains proxy statements, reports and other information filed through the Electronic Data Gathering, Analysis and Retrieval by the Company which can be accessed over the Internet at http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed on October 17,1997, as the same may from time to time be amended, by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to MSU Corporation at its principal executive offices, Elder House, 526/528 Elder Gate, Central Milton Keynes MK9 1LR, England.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements of the Company after the end of each fiscal year and make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and those discussed under the caption "Risk Factors."

                                  THE COMPANY

     MSU Corporation, formerly Capital Acquisition Company ("Capital Acquisition"), was incorporated in Florida in 1986. MSU Corporation conducted no substantive business until October 1994 when all of the outstanding shares of MSU Public Limited Company, an England and Wales company formed under the Companies Act of 1985 ("MSU PLC") were exchanged for Capital Acquisition shares (the "Exchange"). The Exchange was treated for financial reporting purposes as a reverse acquisition, or purchase of Capital Acquisition by MSU PLC. MSU PLC owns all of the outstanding shares of MSU (UK) Limited ("MSU Limited"), an England and Wales company formed under the Companies Act of 1985. MSU Limited was formed in March 1991 and commenced operations in March 1992. MSU Corporation's business is based in the United Kingdom and is conducted almost exclusively by MSU Limited, its second tier subsidiary. In February 1997, MSU US Operations Inc., a North Carolina corporation and a wholly owned subsidiary of MSU Corporation ("MSU US"), was formed to act as a sales company in the United States marketing and selling products developed by MSU Corporation. Unless the context otherwise requires, the term "the Company" includes MSU Corporation, MSU PLC, MSU Limited, and MSU US.

     The Company designs and develops computer chips and chipsets principally for use in consumer electronics products. Most of the Company's chips incorporate multiple functions, eliminating the need for several or more chips and permit a more efficient printed circuit board design, a diminished risk of malfunction and error, and at a lower cost.

     The Company also develops prototype electronic products with particular emphasis on prototype consumer electronic products. The prototype electronic products developed by the Company are almost exclusively based on the Company's proprietary chips and chipsets. Such prototype products are used for demonstration and marketing purposes in connection with presentations to consumer electronic manufacturers and others with an interest in the Company's chip technology and products.

     To date, the Company has developed numerous consumer electronic products on its own behalf and also on behalf of manufacturers pursuant to development contracts or arrangements with manufacturers based in China, Taiwan, Germany, the United States, Hong Kong and the United Kingdom. These contracts have typically provided for the payment of development and/or license fees to the Company plus royalties based on sales of products utilizing the Company's chips or chipsets.

     Other than in very limited circumstances as described more fully herein, no products developed pursuant to development contracts have been sold and no royalties have been received by the Company. In most instances, the Company has no control over a third party's manufacturing, marketing or purchasing decisions, and accordingly there can be no assurance that any developed products will be manufactured, marketed or sold. In fiscal 1997, the Company's revenues were derived from product development and license fees (37% of total revenue), chip sales (41% of total revenue) and other revenues (22% of total revenue).

     The Company was incorporated in June 1986. The Company's executive offices are located at Elder House, 526/528 Elder Gate, Central Milton Keynes MK9 1LR, England and its telephone number is 011 44 1908 232100.

                                  THE OFFERING

Securities.................  The securities being registered hereby include
                             $2,299,750 aggregate principal amount of 10%
                             Secured Convertible Promissory Notes, 45,000 Stock Purchase Warrants, 115,000 Stock Options, 926,583 shares of Common Stock issuable upon the conversion of the Notes and exercise of the Warrants and Options, and 638,000 shares of Common Stock by certain other selling shareholders.

The Notes..................  The Notes are convertible at the option of the holder into shares of Common Stock of the Company at any time after the effective date of this Registration Statement, at a conversion rate of one share of Common Stock per $3.00 of promissory note principal. Interest on the Notes is 10% per annum. The Notes mature on July 1, 1998.

Warrants...................  The Common Stock Purchase Warrants are exercisable for one share of Common Stock at $3.00 per share. The Warrants expire in January 2000.

Options....................  The Common Stock Options permit the holders thereof to acquire an aggregate of 115,000 shares of the Company's Common Stock. The Options are exercisable for one share of Common Stock at prices ranging from $2.50 to $3.56 per share and expire in their entirety in June 2002.

Common Stock...............  The Company is authorized to issue 50,000,000 shares of Common Stock, of which approximately 16,093,791 shares are currently outstanding. Holders of Common Stock are entitled to receive dividends as the Board of Directors may from time to time declare out of funds legally available therefor. To date, the Company has not declared or paid any cash dividends with respect to its Common Stock. Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Upon any liquidation, winding up or dissolution, holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution after payment of debts and other liabilities of the Company.

Risk Factors...............  An investment in the Securities offered hereby involves a high degree of risk to the public investors and, therefore, the Securities should not be purchased by anyone who cannot afford a loss of their entire investment. Prospective investors should carefully review and consider the factors set forth under "Risk Factors," as well as other information contained herein, before purchasing any of the Securities. See "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents summary consolidated financial information for fiscal years ended June 30, 1997, 1996 and 1995 and certain balance sheet information, which information has been derived from and should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto for the year ended June 30, 1997.

                                                                  YEAR ENDED JUNE 30,
                                                       ------------------------------------------
                                                          1997            1996            1995
                                                       -----------     -----------     ----------
CONSOLIDATED STATEMENT OF OPERATIONS
Revenues.............................................  $ 1,479,911     $   392,693     $1,595,856
Cost of Revenues.....................................      650,790          65,795        604,058
Operating Loss.......................................   (2,112,885)     (1,401,960)      (881,818)
Net Loss Per Common Share............................        (0.13)          (0.10)         (0.07)

                                                        JUNE 30,
                                                          1997
                                                       -----------
BALANCE SHEET DATA
Cash and Cash Equivalents............................  $   859,238
Total Assets.........................................    2,086,341
Total Current Liabilities............................    2,677,975
Total Shareholder's Deficit..........................   (2,421,376)
Total Liabilities and Shareholder's Deficit..........    2,086,341

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following risk factors together with the other information presented in this Prospectus including the financial statements and notes thereto.

     Significant Operating Losses: Accumulated Deficit: Uncertainty of Future Operating Results. The Company has achieved only limited revenues to date, primarily in connection with development contracts, and has incurred significant losses each year since inception. For the fiscal years ended June 30, 1995, 1996 and 1997, the Company incurred net losses of approximately $878,000, $1,397,000 and $2,107,000 respectively, resulting in an accumulated deficit of approximately $7,133,000 and total shareholders deficit of approximately $2,421,000 at June 30, 1997. For at least the next fiscal year, the Company may incur additional losses as it attempts to further develop, upgrade and market its products and to develop its infrastructure and organization to support anticipated operations, including anticipated product demand. There is no assurance that the chips or other products developed by the Company will be marketed or sold, or if sold, such products will achieve consumer acceptance. There can be no assurance that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Modification of Auditor's Opinion; Going Concern. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements as of June 30, 1997, 1996 and 1995, which states "the Company has suffered and continues to suffer significant losses from its operations, has an accumulated deficit and revenue and cash flows from its operations have not developed to the point where the Company can internally fund its operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern." See "Financial Statements and Report of Independent Certified Public Accountants" included elsewhere in this Prospectus.

     No Sales of Products that Employ the Company's Chips; Dependence on Third Parties; Adequacy of Insurance. Products that incorporate the Company's chips or chipsets have only been manufactured in pre-production quantities pursuant to development contracts and other arrangements. There can be no assurance that any of these products will ever be manufactured, marketed and sold to the public. In connection with the manufacture and sale of such products, the Company will be dependent upon the manufacturing, marketing, financial, technological and other abilities of third parties with which it has established, or is attempting to establish, commercial relations to develop, manufacture and market products using the Company's chips or chipsets. If the Company is unable to establish the requisite third party commercial relations, products using its chips or chipsets may never be successfully manufactured, marketed or sold. If any such third party fails to commit sufficient resources to complete the proper development, manufacturing or marketing of such products, the Company's reputation, business relationships, and product acceptance could be adversely affected. In addition, the Company will have little, if any, control over the timing or methods employed in the manufacture, marketing or sale of such products. Accordingly, if any products utilizing the Company's chips or chipsets perform poorly, are inferior in quality or do not achieve market success, such flaws may become associated with the Company's chips and chipsets. The Company continues to review the adequacy of its insurance coverage. Presently, the Company believes that its insurance coverage may be inadequate in light of current and prospective trading agreements. However, it continues to endeavor to obtain adequate coverage, although no assurance can be given that adequate insurance with be obtained.

     Dependence on New Product Development; Rapid Technological Changes. The multimedia, consumer electronics, computer and hardware and software industries are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. The broad array of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until one or more of such technologies gain widespread acceptance. The Company's success will depend upon its ability to anticipate such technological changes, adapt its products, introduce competitive products with features that meet changing customer requirements, and remain competitive in terms of price and product performance, and there can be no assurance that the Company will be able to meet any of these demands. Any material failure of the Company to meet any of these demands would adversely affect the use and acceptance of the

Company's chips and chipsets and the introduction and sale of products using the Company's chips or chipsets, and would increase the likelihood that competitive products would become broadly accepted. There can be no assurance that the Company will successfully anticipate technological changes or that products developed by others will not render obsolete or commercially unviable the Company's chips and chipsets and the products using such chips and chipsets.

     No Agreement with Service Provider. The Company has no binding agreement with an Internet or online service provider. If customized Internet Access Devices using the Company's ISP Chip are ultimately manufactured and sold to consumers, arrangements with service providers will be required to ensure that a direct connection between a customized Internet Access Device and the Internet can be effected. Such arrangements will be between the service provider and either the Company, the manufacturer or purchasers of the Internet Access Device. There can be no assurance that satisfactory arrangements will be entered into with one or more service providers or that the Company will enter into any agreement directly with a service provider, which the Company believes would be preferable. A service provider may agree to use the Company's developed software, as is, or with minimal modifications; jointly to develop new software with the Company, or to develop its own software. It is possible that a service provider could elect to use the Company's software and retain the services of the Company for software, technical and development support. It is also possible that a service provider will purchase the Internet Access Device from the Company, the manufacturer or other party, develop and incorporate its own software and sell the Internet Access Device to consumers at a significantly lower price. Large service providers will likely prefer to have less dependence on the Company and others. There can be no assurance that a service provider will agree to use the Company's software and retain the Company's services for support which would likely result in greater potential revenues to the Company.

     Dependence on Key Personnel and Attraction of Qualified Personnel. The Company is highly dependent on the experience of certain key personnel including certain of its executive officers and computer programmers, designers and engineers who contribute to the development and production of the Company's chips, chipsets and other products. If the Company were to lose the services of one or more of these key employees, before a qualified replacement could be obtained, its business, financial conditions or results of operations could be materially adversely affected. The Company has entered into employment contracts with Messrs. Holloway, Snowdon, Phillips, and Peirson which restricts certain of their activities for one year after departure from the Company. The Company has also entered into an employment contract with Mr. Capaci. See
"Management -- Employment Agreements." The Company plans to obtain key-man life insurance on Wynford Peter Holloway, the Company's Chief Executive Officer for $5 million for one year. The Company has no plans to obtain key-man life insurance on any other key personnel. The multimedia, consumer electronics and computer industries are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel, whether for replacement purposes or for new positions, necessary for the Company's growth and success.

     Competition. The market for multimedia, consumer electronics, computer and Internet products is highly competitive. Numerous competitors have commercialized, are developing or are expected to introduce hardware, software and other products that are or may be directly competitive with the Company's products. Many of the Company's current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the Company as well as substantially larger research and development staffs and facilities. These Companies also have greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than the Company. The 3DO Company, C-Cube, and other companies are believed by the Company to be engaged in research and development of products with multimedia applications similar to certain of the Company's products. The Company also believes that Motorola, Inc., Sony Corp. and Cirrus Logic, Inc., may be developing chips competitive with the Company's chips. Additionally numerous companies such as Web TV, ViewCall, Oracle, Sun Microsystems, Microsoft and IBM are involved in the development, sale and/or provision of Internet access devices or alternative means of permitting access to the Internet, all of which do or could compete with the Company's Internet Access Device. Competitive factors could result in price reductions or increased spending on product development, marketing and sales that would adversely affect the Company's ability to compete and to be profitable. Accordingly, there can be no assurance that the Company will be able to compete successfully against its present competitors or potential competitors or that such competition will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, to the extent that any of the Company's competitors are able to develop products similar to the Company's products, such competitor may have a competitive advantage over the Company.

     Intellectual Property and Proprietary Rights; Absence of Patent
Protection. The Company's ability to compete successfully depends, in part, on its ability to protect its intellectual property and proprietary technology in the United Kingdom, the United States and other countries. The Company has no issued patents other than its pending patent with respect to its Envoy CD Controller, but relies on a combination of trade secret protection, confidentiality agreements and licensing agreements with strategic partners, employees, consultants, vendors and licensees. The Company believes that the two dimensional design representation prepared for each of its chips is protected under the UK Copyright, Designs and Patent Act of 1988, which requires no registration with respect to such technology, and that the three dimensional aspects of each of its chips, including the electronic routes in the silicon, are protected under the UK Topography Rights. The Company believes that its chip technology is entitled to comparable protection under the US Copyright Act of 1976 and the Semiconductor Chip Protection Act of 1984. Although the Semiconductor Chip Protection Act does not require registration, the failure to register results in the loss of benefits after the passage of two years from the first commercial sale of a chip. The Company has not registered any of its chips under such act; however it intends to do so within the prescribed period. It is the Company's belief that patents for ASIC Chip technology are rarely granted because of rapid technology changes and the relative ease of designing around such patents. Despite this, the Company filed patent applications in the United Kingdom and the United States directed to the Slipstream ASIC Chip technology. The Company elected not to continue with the prosecution of these applications, due in large part to a lack of working capital, and the applications have been abandoned.

     No assurance can be given that any patent will issue from any application that may be filed, or that if a patent does issue, the claims will be sufficiently broad to provide effective legal protection or monopoly. In addition, no assurance can be given that any patent issued to the Company will not be challenged, invalidated or avoided by design around efforts, that the rights granted under any such patent will provide competitive advantages to the Company or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies or that such patents will not be subservient to other dominant patents. Accordingly, the Company may be unable to protect certain technology relating to its chips.

     The Company's license agreements prohibit unauthorized disclosures of the Company's technology to third parties. In cases where the Company has contracted with third parties in foreign countries, these provisions may be difficult to enforce in such foreign countries despite the existence of any applicable international treaties or conventions designed to protect rights to technology. The Company is aware that third parties may attempt to reverse engineer the Company's technology. There can be no assurance that the Company's confidentiality agreements will not be breached, or that the Company would have adequate remedies for any such breach. There can be no assurance that the Company's technology may not otherwise become known or be independently discovered by competitors. Under United Kingdom law, copyrights and mask rights related to technology designed and developed by independent contractors, whilst commissioned by the Company for such purpose, remain the property of the Company, unlike in the United States where an assignment of such rights from the independent contractor would be necessary to attain ownership of all such rights.

     The Company has registered trademarks for the names: (i) Wynpeg in the United Kingdom, Hong Kong, Taiwan and the United States and (ii) Slipstream in the United Kingdom. In addition, applications have been filed for the registration of the Envoy trademark in the United Kingdom, China and Hong Kong, Europe, Japan, Taiwan Singapore and in the United States of America. There can be no assurance that these trademark registrations will be accepted or, if accepted, will later not be canceled or invalidated or that the Company's rights will not be subject to rights of prior users. The Company relies heavily on trademark protection under common law. There can be no assurance that such common law rights will not be limited or invalidated by third parties.

     Significant Customers. To date, the Company has no customers that frequently and systematically purchase its products. The Company's revenue for the fiscal year ended June 30, 1997 was largely attributable to four (4) customers, including Mitac, (Internet Access Device royalties and chip sales), Zilog (product development), AIM (product development), and C-Cube
(Envoy -- product development). The Company has entered into written agreements with each of these customers. Unless the products developed or to be developed in conjunction with the above companies are manufactured, marketed and sold, no future revenue, other than development fees not yet paid, are likely to be received from any of these companies under existing arrangements. The Company could be materially adversely affected if no products developed in conjunction with these companies are ultimately manufactured, marketed and sold.

     At present, Mitac is the only present manufacturer of customized Internet Access Devices using the Company's chips and software. Should Mitac cease to manufacture the customized Internet Access Devices, the Company's business, financial conditions or results of operation would be adversely affected.

     Variability of Operating Results. If the Company is able to generate significant revenues, the Company expects that its operating results will fluctuate as a result of changes in composition of its revenues, the occurrence and timing of new product introductions, if any, by third parties that it develops products with, and the Company's expenditures on research and development. Should the Company derive revenue from sales of its chips and chipsets to and/or royalties or licence fees from third parties, based on the sale of products utilizing the Company's chips and chipsets, the Company's revenue will vary with demand for such products. Any revenue may be affected by the seasonal nature of the market for consumer electronics, multimedia and computer products. Such demand may increase or decrease as a result of a number of factors that cannot be predicted and which are not within the Company's control, such as consumer preferences and product announcements by competitors.

     International Operations and Changes in Exchange Rates. The Company has entered into contracts with manufacturers located in the United States, Taiwan, Hong Kong, Germany and the Peoples Republic of China. The Company's international operations will subject it to various government regulations, export controls and the normal risks involved in international operations and sales. A majority of the Company's revenue to date have been received in US dollars; however, the Company's main operating subsidiary conducts business in pounds sterling. Any decline in the value of pounds sterling against the US dollar will have the effect of decreasing the Company's earnings when stated in US dollars. The Company currently does not engage in any hedging transactions that might have the effect of minimizing the consequences of currency fluctuations and does not intend to do so in the immediate future.

     Possible Volatility of Stock Price. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in operating results and such other factors. The Company has in the past experienced such volatility. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of the Company's Common Stock.

     Significant Outstanding Options, Warrants and Notes. As of the date of this Prospectus, there were outstanding stock Options, Warrants and Notes relating to an approximate aggregate of 3,689,083 shares of Common Stock at exercise prices ranging from $1.00 to $5.00 per share. Of this amount, approximately 3,018,583 shares are subject to immediate exercise or conversion of the Options, Warrants and Notes. To the extent that such Options, Warrants and Notes are exercised or converted, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such Options, Warrants and Notes can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided in such securities.

     Absence of Dividends. The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

     Current Prospectus and State Registration Required to Exercise Warrants and Options. At such time as the shares of Common Stock underlying the Options and Warrants ("Underlying Shares") become registered under the Securities Act, holders of the Options and Warrants will be able to exercise the Warrants and Options in accordance with and as limited by the terms of such securities and then only if (i) a current Prospectus under the Securities Act relating to the Underlying Shares is then in effect and (ii) the Underlying Shares are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the various holders of Options and Warrants reside. Although the Company has agreed to use its best efforts to maintain a current registration statement covering the Underlying Shares, there can be no assurance that the Company will be able to do so. The value of the Underlying Shares may be greatly reduced if a registration statement covering the Underlying Shares is not kept current or if the Underlying Shares are not qualified or exempt from qualification in the states in which the holders of Options and Warrants reside.

     Penny Stock Rule. Trading in the Company's securities is conducted on the NASD's Electronic Bulletin Board or "pink sheets." In the absence of the Common Stock being quoted on Nasdaq or in the event the Company has less than $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission (the "SEC") has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. The Company's Common Stock is presently subject to the regulations on penny stock, therefore, the market liquidity for the Common Stock could be severely and adversely affected due to the limitations on the ability of broker-dealers to sell the Common Stock in the public market.

     Shares Eligible for Future Sale. As of October 6, 1997, the Company had approximately 16,093,791 shares of Common Stock issued and outstanding. Of these shares, 6,189,315 are freely tradable without restriction or registration under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as defined in the rules and regulations promulgated under the Securities Act) will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining 9,904,476 shares of outstanding Common Stock were issued by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Such shares may be sold only pursuant to an effective registration statement filed by the Company or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the

Company or an affiliate of the Company for over two years may resell the shares without compliance with the foregoing requirements under Rule 144.

     No predictions can be made as to the effect, in any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices. See "Description of Securities."

     Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without shareholder approval, to make issuances of preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of the Company's Common Stock. Such issuances could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event the Company elects to issue Preferred Shares, the Preferred Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     Forward Looking Statements. This Prospectus and the information incorporated herein by reference contains various "forward-looking statements" within the meaning of Federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders. However, the Company will receive proceeds from the issuance of certain Underlying Shares upon the exercise of the Warrants and Options. If the Warrants and Options are exercised in full, the Company will receive gross proceeds of $470,200. In the event the Warrants and Options are exercised, the Company intends to use the proceeds for general operating expenses and for research and development, however, such allocation represents Management's best current estimate of the use of proceeds and actual use could vary based upon the circumstances existing at the time of exercise and receipt of proceeds.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on the Company's earnings (if any), financial condition, cash flows, capital requirements, and contractual prohibitions with respect to the payment of dividends and other consideration as the Board of Directors may consider relevant.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of June 30, 1997.

        Debt:
          Short-term debt.............................................    $ 2,677,975
          Long-term debt..............................................      1,829,742
        Shareholder's equity
          Common Stock, $0.01 par value; 50,000,000 shares authorized;
             15,986,891 shares issued and outstanding at June 30,
             1997.....................................................        159,869
        Additional paid-in capital....................................      4,456,560
        Other.........................................................         94,701
        Accumulated deficit...........................................     (7,132,506)
                                                                          -----------
                  Total shareholders' deficit.........................     (2,421,376)
                                                                          -----------
                  Total capitalization................................    $ 2,086,341
                                                                           ==========

                          MARKET PRICE OF COMMON STOCK

     Since May 24, 1995, bid and ask quotations of the Company's Common Stock have been reported by the National Association of Securities Dealers ("NASD") Electronic Bulletin Board under the symbol "MUCP." From November 2, 1994 through May 24 1995 there was no "established public trading market," although bid quotations were reported sporadically in the "pink sheets" published by the National Quotation Bureau and on the NASD Electronic Bulletin Board. The following table sets forth the range of high and low bid quotations without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions.

                                                                        RANGE OF BID
                                                                        INFORMATION
                                                                      ----------------
                                                                       HIGH       LOW
                                                                      ------     -----
        Fiscal Year ended June 30, 1997:
          Quarter ended June 30, 1997...............................  $ 4.19     $1.75
          Quarter ended March 31, 1997..............................  $ 6.87     $2.25
          Quarter ended December 31, 1996...........................  $10.50     $4.50
          Quarter ended September 30, 1996..........................  $11.31     $7.87

        Fiscal Year ended June 30, 1996
          Quarter ended June 30, 1996...............................  $10.75     $4.38
          Quarter ended March 31, 1996..............................  $ 5.63     $1.00
          Quarter ended December 31, 1995...........................  $ 5.00     $3.03
          Quarter ended September 30, 1995..........................  $13.75     $1.00

     On October 13, 1997, the high and low bid prices were $2.75 and $2.64 per share, respectively and there were approximately 154 stockholders of the Company's Common Stock, excluding those shares of Common Stock held in street name.

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the financial statements of the Company. The financial statements for each of the fiscal years in the four-year period ended June 30, 1997 have been audited by Moore Stephens Lovelace, P.L., independent certified public accountants. The financial statements for the fiscal year ended June 30, 1993 are unaudited, however the financial statements for MSU Limited for such period were audited by Michael Hoy FCA. The following selected financial data should be read in conjunction with and are qualified in their entirety by the MSU Corporation consolidated Financial Statements and the notes thereto included elsewhere in this Registration Statement.

                                                            FISCAL YEARS ENDED JUNE 30,
                                               -----------------------------------------------------
                                                1997       1996       1995       1994        1993
                                               ------     ------     ------     ------     ---------
                                                                                           (UNAUDITED)
                                                 (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Income statement data:
  Total revenue..............................   1,480        393      1,596        875          152
  Loss from operations.......................  (2,113)    (1,402)      (882)    (1,366)      (1,300)
  Net loss...................................  (2,107)    (1,397)      (878)    (1,365)      (1,296)
  Primary loss per share.....................   (0.13)     (0.10)     (0.07)     (0.31)       (0.38)
  Fully diluted loss per share...............   (0.13)     (0.10)     (0.07)     (0.31)       (0.38)
Balance sheet data (at year end):
  Working capital (deficiency)...............  (1,556)    (1,856)    (2,662)    (1,841)      (1,290)
  Total assets...............................   2,086        164        363        197          229
  Stockholders' deficit......................  (2,421)    (1,816)    (2,620)    (1,770)      (1,264)

     Per share amounts were computed for 1993 on the number of shares outstanding at the end of the fiscal year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements based upon current expectations and certain contingencies. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act, including without limitation, statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. Reliance upon these statements involves risks since these expectations and contingencies may not occur or, if they do occur, the outcomes may be significantly different that those upon which the Company based such forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date of this Prospectus, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially form those anticipated in these forward-looking statements as a result of certain factors, including those set forth below under "Risk Factors" and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     On October 3, 1994 MSU Corporation, formerly Capital Acquisition Company, acquired the outstanding capital stock of MSU LC, the parent of MSU Limited (MSU PLC and MSU Limited referred to as "MSU"), through the issuance of 9,422,222 shares of its common stock. This transaction has been accounted for as a recapitalization of MSU, with MSU as the acquirer (a reverse acquisition) and accordingly, the historical consolidated financial statements through the date of the transaction are those of MSU. Shareholders' equity reflects the equivalent number of common shares received in the recapitalization and all references in the consolidated financial statements with regard to the number of shares of common stock have been restated to give retroactive effect to the transaction.

     The Company operates primarily through MSU Limited which is principally engaged in the design and development of computer chips and chipsets for use in consumer electronic products.

     The consolidated financial statements include the accounts of MSU Corporation, MSU PLC, MSU Limited and MSU US (collectively the "Company"). All significant intercompany accounts have been eliminated in the consolidated financial statements.

SIGNIFICANT RISKS

     The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended June 30, 1997, 1996 and 1995, the Company incurred net losses of approximately $2,107,000, $1,397,000 and $878,000, respectively. At June 30, 1997 there was an accumulated deficit of approximately $7,133,000. Additionally, the Company has had recurring negative cash flows from operations. The Company expects that it is likely to incur net losses at least through the end of the first quarter of fiscal 1998 and possibly through that year as it attempts to further develop, upgrade and market its products and to develop its infrastructure and organization to support anticipated operations, including anticipated product demand. The foregoing statement is a forward looking statement that involves risks and uncertainties. The reader should be aware that the Company is likely to incur net losses beyond the first quarter of fiscal 1998 if anticipated revenues from development fees and royalties in respect of sales of the Envoy chip, or royalties and conditional and forecasted purchase orders of customized Internet Access Devices, are not realized. Such conditional and forecasted purchase orders in respect of the Internet Access Devices assume, without limitation, approval of final production samples by potential purchasers; acceptance by and demand for the customized Internet Access Devices by consumers; satisfactory product performance, including chip and software performance; and the ability of the products to compete successfully in an extremely competitive marketplace. The Company believes such assumptions are reasonable, however should any one of such assumptions prove to be unfounded, the Company could incur net losses beyond the first quarter of fiscal 1998 and/or be unable to continue as a going concern. The foregoing factors raise substantial doubt about the Company's ability to continue as a going concern without sufficient funds to meet its cash requirements. There can be no assurance that the Company will be able to obtain sufficient funds to enable it to continue as a going concern.

     The Company's strategy is to increase cash flow from operations through further development, upgrade and marketing of its chips and products incorporating such technology, with particular emphasis on the Envoy chip and on customized Internet Access Devices incorporating its ISP Chip-version 2. In order to support this strategy, the Company anticipates that if sales revenues are not generated in the coming months, it will, at least in the short term, have to continue to fund a significant portion of its operations through private sales of equity securities to and/or borrowings from third parties, to the extent such sources of capital are available to the Company. The Company also intends to further develop its infrastructure and organization to support its anticipated operations, although it has no funds to presently address these concerns.

     The markets for the Company's products have only recently begun to develop, are rapidly evolving and are highly competitive, with substantially all competitors having significantly greater resources than the Company. The Company and its prospects must be considered in light of the substantial risks, expenses and difficulties facing the Company. There can be no assurance that the Company will be successful in addressing any of the foregoing risks, that it will be successful in implementing its strategy, that any of its current agreements with third parties will ever produce revenue for the Company, that it will ever achieve profitability or that it will be able to continue as a going concern. See Report of Independent Auditors and Company's financial statements appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  Revenues

     The Company has no customers to date that frequently and systematically purchase its products or retain its services. Revenues during the years ended June 30, 1997, 1996 and 1995 were approximately $1,480,000, $393,000 and
$1,596,000 respectively. In fiscal 1997 the revenues were derived principally from chip sales, license and development fees, and royalty fees paid in connection with the sale of customized Internet Access Devices. In fiscal 1996, revenues were derived principally through development arrangements in which the Company performed engineering and design work for its customers for a development fee and, in fiscal 1995, from chip sales in connection with a development arrangement. Typically, the Company's development arrangements also provide for royalties and/or license fees to be paid to the Company if the customer sells products developed in conjunction with the Company and/or incorporating the Company's proprietary technology. To date, apart from the royalties received in 1997 in connection with the sale of the Internet Access Devices, none of these development arrangements have resulted in royalty or continuing license revenue to the Company. The Company would be materially adversely affected if customers fail to manufacture, market or sell products developed in conjunction with the Company.

     During the years ended June 30, 1997, 1996 and 1995 the Company's revenues were principally derived from four, three and two customers, respectively. Because of the concentration of its revenues in such a small number of customers, the loss of one customer could have a material adverse effect on the Company's business.

     The Company's revenues by geographic region during the years ended June 30, 1997, 1996 and 1995 were approximately as follows:

                          LOCATION                      1997($)     1996($)     1995($)
        --------------------------------------------    -------     -------     -------
        Europe......................................         --     110,000     440,000
        Far East....................................    730,000          --     640,000
        North America...............................    750,000     280,000     520,000

     The Company's revenues decreased approximately 75% in 1996 compared to 1995. The decrease was largely attributable to the fact that the Company was devoting its efforts and limited capital to the initial phases of its development arrangements with new customers involving the further development of certain of its core technologies, including the development of a new version of its ISP chip and its prototype Internet Access Device. The approximate 280% increase in revenue in 1997 compared to 1996 is primarily a reflection of the low revenue in 1996, but it does include royalties in respect of product sales and fees from development contracts which the Company anticipates will provide continuing revenue streams into 1998 and subsequent years. It should be noted however that the Company's revenues in 1997 are lower than previously forecasted because of increased lead time to market for the Internet Access Device resulting from the incorporation of enhanced technology features.

  Cost of Revenues

     The cost of revenues for the years ended June 30, 1997, 1996 and 1995 were approximately $651,000, $66,000 and $604,000 respectively. As a percentage of revenues, cost of revenues were approximately 44% in 1997, 17% in 1996 and 38% in 1995. The cost of revenue fluctuations are due to variations in gross margins as between chip sales, support services and development services. The gross margin on development and support services is approximately 90% to 95% while the gross margin on chip sales until 1997 was usually approximately 48% to 54% depending on the number and type of chips purchased. However, in fiscal 1997 most of the chip sales (approximately $600,000) were to Mitac and were sold at cost.

  Research and Development Expenses

     Research and development expenses generally consist of expenditures, relating to the Company's independent development of its chips and prototype products, such as the ISP Chip, the Envoy Chip, the Consumer PC, and the prototype Internet Access Device and specific research and development performed pursuant to development arrangements with third parties. For the years ended June 30, 1997, 1996 and 1995 research and development costs were approximately $1,386,000, $1,248,000 and $1,297,000, respectively. As a percentage of revenues, research and development expenses were approximately 94% in 1997, 318% in 1996 and 81% in 1995. The fluctuations from year to year reflect the varying demands for research and development which are dictated by technological changes and the need for the Company's products to remain competitive and commercially viable, and the requirements of the Company's customers. In order to remain competitive in its business, the Company anticipates that research and development expenditures in the foreseeable future will be a minimum of $1,200,000 per year.

  Selling General and Administrative Expenses

     Selling general and administrative expenses were approximately $1,486,000, $404,000 and $520,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Selling general and administrative expenses consist of advertising and promotion costs, communication, rent and occupancy costs, and professional fees. In 1997 this category of expense is higher than in 1996 primarily due to significantly increased costs associated with sales, marketing and promotion which are charged to operations as incurred (the Company exhibited at two consumer electronics shows in the year in Las Vegas), and professional costs incurred in the preparation of prior years delinquent Exchange Act periodic reports. In 1995 this category of expense was higher than 1996 because of the costs associated with the Exchange.

  Depreciation Expense

     Depreciation expense was approximately $44,000, $32,000 and $21,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. Depreciation is calculated using the straight line method over the estimated useful lives of the Company's depreciable assets which consist principally of electronics equipment used in the design and testing of the Company's products.

  Interest Expense

     Interest expense was approximately $26,000, $45,000 and $35,000 for the fiscal years ended June 30, 1997, 1996 and 1995. The interest expense in 1997 is principally due to the interest of $17,600 paid in respect of certain bridge financing. In the event the Company's note holders do not convert their notes into equity, interest expenses will continue to rise until such notes are paid.

     In addition, the Company has borrowed funds from time to time for working capital under various secured credit facilities with its principal bank. These borrowings have generally provided for interest on outstanding amounts at a rate of 3% above the National Westminster Bank PLC prime rate. All such borrowings have been subject to the bank's discretion, collateralized by a security interest on substantially all of the assets of the Company and payable on demand.

  Liquidity and Capital Resources

     The Company has financed its operations almost exclusively through private sales of equity and debt securities. For the fiscal year ended June 30, 1997, cash used in operating activities of approximately $2,911,000 was primarily attributable to the Company's net loss for the fiscal year and to the costs associated with the issuance of its 10% Convertible Notes. Cash used in investment activities of approximately $77,000 for the fiscal year ended June 30, 1997 related primarily to the acquisition of electronics equipment. Cash flows from financing activities of approximately $3,851,000 in the fiscal year ended June 30, 1997 were primarily attributable to the issuance of shares of common stock of the Company ($1,477,001) and to the issuance of its 10% Convertible Notes ($1,829,742).

     Capital expenditures were approximately $77,000 for the fiscal year ended June 30, 1997. The Company currently estimates that capital expenditures for fiscal 1998 will be approximately $150,000 to $200,000. The Company has no material commitments, other than operating leases and four employment agreements.

     As at June 30, 1997 the Company's principal source of liquidity was approximately $859,000 in cash. Since June 30, 1997 additional liquidity has been provided from a further issuance of 10% Convertible Notes ($470,000) and $79,000 from the sale of additional equity in the Company.

     The Company believes that the cash flows expected to be generated by operations through the remainder of fiscal 1998 will be sufficient to meet a significant portion of its cash needs for working capital and capital expenditures for the remainder of fiscal 1998. The preceding statement is a forward looking statement which assumes the realization of revenue from conditional and forecasted purchase orders. Such forward looking statement is subject to certain risks and uncertainties which could cause actual results to differ materially from those set forth, including, but not limited to, approval of final production samples of the Envoy chip and customized Internet Access Devices by potential customers; acceptance by and demand for such product by consumers; satisfactory product performance; and the ability of such products to successfully compete in an extremely competitive market place. To satisfy the balance of the Company's liquidity requirements, the Company will attempt to sell additional equity or debt securities and/or obtain additional credit facilities to the extent the Company is able to do so, of which there can be no assurance. The sale of additional equity or convertible debt securities will result in additional dilution to the Company's stockholders. There can be no assurance that the Company's liquidity requirements will be met or that the Company will be able to continue as a going concern.

                                    BUSINESS
BUSINESS DEVELOPMENT

     MSU Corporation, formerly Capital Acquisition Company ("Capital Acquisition"), was incorporated in Florida in 1986. MSU Corporation conducted no substantive business until October 1994 when all of the outstanding shares of MSU Public Limited Company, an England and Wales company formed under the Companies Act of 1985 ("MSU PLC") were exchanged for Capital Acquisition shares (the "Exchange"). The Exchange was treated for financial reporting purposes as a reverse acquisition or purchase of Capital Acquisition by MSU PLC. MSU PLC, in turn owns all of the outstanding shares of MSU (UK) Limited ("MSU Limited"), an England and Wales company formed under the Companies Act of 1985. MSU Limited was formed in March 1991 and commenced operations in March 1992. MSU Corporation's business is based in the United Kingdom and is conducted almost exclusively by MSU Limited, its second tier subsidiary. In February 1997 MSU US Operations Inc., a North Carolina corporation and a wholly owned subsidiary of MSU Corporation ("MSU US") was formed to act as a sales company, in the United States, marketing and selling products developed by MSU Corporation.

     Unless the context otherwise requires, references in this Prospectus to the "Company" refer to MSU Corporation, MSU PLC, MSU Limited and MSU US. Historical financial information for periods prior to the Exchange has been presented as that of MSU Corporation as if MSU PLC and MSU Limited were owned by MSU Corporation during such periods.

     EXCHANGE RATES

     MSU PLC and MSU Limited conduct a significant amount of their operations in pounds sterling. References to dollars in this Prospectus are to US dollars and in many instances represent translations of pounds sterling into dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such dollar amounts. Unless otherwise stated, the translations of pounds sterling into dollars have been made at the average rate for the year indicated. The following table sets forth, for the periods indicated, certain information concerning the rates of pounds sterling per dollar:

                                                  AT END       AVERAGE
               FISCAL YEAR ENDED JUNE 30         OF PERIOD     RATE(1)     HIGH(2)     LOW(2)
        ---------------------------------------  ---------     -------     -------     ------
        1993...................................     .67          .63         .69         .50
        1994...................................     .65          .67         .68         .65
        1995...................................     .63          .63         .65         .61
        1996...................................     .65          .65         .64         .61
        1997...................................     .60          .61         .64         .59

---------------

(1) Represents the average of the rates on the last day of each month during the relevant period.

(2) Represents the highest and lowest rates used in the average rate calculation.

GENERAL OVERVIEW

     The Company designs and develops computer chips and chipsets principally for use in consumer electronics products. Most of the Company's chips incorporate multiple functions, eliminating the need for several or more chips and permit a more efficient printed circuit board design, a diminished risk of malfunction and error, and a lower cost.

     The Company also develops prototype electronic products with particular emphasis on prototype consumer electronic products. The prototype electronic products developed by the Company are almost exclusively based on the Company's proprietary chips and chipsets. Such prototype products are used for demonstration and marketing purposes in connection with presentations before consumer electronic manufacturers and others with an interest in the Company's chip technology and products.

     The Company has, to date, developed several consumer electronic products on its own behalf and on behalf of manufacturers pursuant to development contracts or arrangements with manufacturers based in China, Taiwan, Germany, the United States, Hong Kong and the United Kingdom. These contracts have typically provided for the payment of development and/or license fees plus royalties based on sales of products utilizing the Company's chips or chipsets.

     During the year ended June 30, 1997, sales by Mitac, Inc., a Taiwanese corporation, ("Mitac") of Internet Access Devices utilizing the Company's software and manufactured by Mitac, commenced, but to date only a limited number of sales have been made. To facilitate the manufacture of the Internet Access Devices, the Company arranged for the sourcing and purchase of chips used in the Internet Access Devices which were sold to Mitac at cost. In the future it is expected that Mitac will purchase all such chips directly from United Micro Corporation or such other companies as agreed upon by the Company and Mitac.

     Other than as described above, no products developed pursuant to development contracts have been sold and no royalties have been received. In most instances, the Company has no control over a third party's manufacturing, marketing or purchasing decisions, and accordingly there can be no assurance that any developed products will be manufactured, marketed or sold. In fiscal 1997, the Company's revenues were derived from product development and license fees (37% of total revenue), chip sales (41% of total revenue) and other revenues (22% of total revenue).

     In October 1993, MSU Limited entered into several agreements with IBM pertaining to the development of software and hardware for consumer multimedia units using the Slipstream ASIC Chip -- version 4.5. See "BUSINESS -- Chip Technology". In April 1995, after all development projects contemplated by the agreements had been completed, IBM advised the Company that it had determined not to pursue, at that time, the consumer multimedia product market. IBM retains a non-exclusive license to use such intellectual property. Additionally, any major enhancements to and replacement of such intellectual property as well as other technology developed by the Company must be offered first to IBM. The Company has offered its prototype Internet Access Device and related ISP Chip technology to IBM which offers were not accepted. The Company has not yet offered the Envoy Chip or the Wynpeg Chipset to IBM.

     CHIP TECHNOLOGY

     Slipstream Application Specified Integrated Circuit ("Slipstream ASIC Chip"). The Slipstream ASIC Chip is a multi-function chip which provides graphics capability and high quality sound for multimedia systems. The Slipstream ASIC Chip incorporates (i) a video generator, that generates the video signal from digital information; (ii) a graphics accelerator, that controls memory and access to digital information allowing the manipulation and control of images; and (iii) digital signal processors, that allow the compression and decompression of data from CDS permitting the storage of massive amounts of data necessary for the storage and retrieval of images. These functions are typically achieved through the use of a group of chips in series.

     Computer image creation begins with the creation of pixels. Pixels are individual picture elements that make up a video display such as a computer or television screen. Each pixel contains information that is defined by the signal or program, such as a movie or video game, that it is displaying. The more information that may be held in each unit, the sharper and the more defined the image. As computer hardware is able to process the information in a signal or program with greater speed, the information projected in each pixel may be changed more quickly, creating an improved illusion of motion, animation and shading of images on the computer screen. The Slipstream ASIC Chip generates and processes the pixel information necessary for image creation and movement. Because conventional computer discs and storage devices are unable to store efficiently the additional amount of data necessary in each pixel and within each time frame to generate images adequately, the Company's Slipstream ASIC Chip makes use of CD technology and uses a CD interface and a graphics accelerator for enhanced retrieval. The Slipstream Chip further enhances retrieval from the CD using a digital signal processor that interfaces to a digital-to-analog converter and makes use of the advanced CD compression techniques. The signals are compressed to allow for more effective and efficient storage. The Slipstream ASIC Chip also includes algorithms which eliminate unimportant or redundant data so that storage space is not wasted.

     The Slipstream ASIC Chip -- version 4.5 is available in silicon. The Company's prototype generic (Video) CD Player is based upon the Slipstream ASIC Chip. See "BUSINESS -- Prototype Products."

     Internet Services Processor ("ISP Chip"). The ISP Chip is a version of the Slipstream ASIC Chip designed for use in Internet products such as the Company's prototype Internet Access Device. See "BUSINESS -- Prototype Products". Prior prototype Consumer Internet Access Devices used the Slipstream ASIC Chip. The ISP Chip provides more Internet related features (at a lower cost) than the Slipstream ASIC Chip. The ISP Chip is a graphics and sound processor which also provides interfacing and logic for the CPU and system memory. The ISP Chip and the ISP Chip -- version 2 are available in Silicon. The Company is in the late stages of development of an ISP Chip -- version 3. Such ISP Chips are intended to provide enhanced Internet features and capabilities.

     CD Services Chip ("Envoy Chip"). The Envoy Chip reduces the complexity in compact disc drive systems and the cost of interfacing to compact disc drives in both PC's and consumer CD products. The Envoy Chip replaces six chips typically used within a CD mechanism. The three principal electronic components of a compact disc player are the servo processor, signal processor and micro controller. The Envoy Chip provides the servo, signal and control functions. The Envoy Chip is also suitable for CD ROM applications as it can replace principal components along the data path. The Envoy Chip is available in silicon.

     M-PEG Chipsets ("Wynpeg Chipsets"). The Wynpeg Chipset incorporates the Slipstream ASIC Chip and another non-proprietary chip that implements the decoding standards of the Motion Picture Experts Group ("M-PEG"). M-PEG is an international standards body that defined a world-wide standard for the compression of video data called Philips White Book Video M-PEG Standard. The Company's Wynpeg chipset is capable of decompressing video signals in accordance with such standard. The Company intends to develop version 2 of the Wynpeg Chipset in the future. There can be no assurance that the development of such Wynpeg Chipset -- version 2 will ever be commenced or completed.

     PROTOTYPE PRODUCTS

     Generic (Video) CD Player. The prototype Generic CD Player, based on the Slipstream ASIC Chip, is a multi media product capable of use as a video CD player, audio CD player, and for a photo CD and Karaoke. This CD based multi media product consists of a conventional CD player equipped with an internal audio amplifier; a karaoke function which has the ability to run stereo sound track and produce graphics on the screen with overlaying text for lyrics; and a photo CD compatible with standard photo CDs and capable of supporting Kodak multi session-photo CDs. The prototype Generic CD Player operates with a standard television set.

     The Company has utilized the prototype Generic CD Player for demonstration purposes only. Specific products were designed and developed in connection with development contracts with two manufacturers in Taiwan and China, respectively. To date, no products have been manufactured for sale.

     Consumer Internet Access Device. The Company's prototype Consumer Internet Access Device (the "Internet Access Device") is a low cost, easy to use, small set top device which provides access to the Internet and on-line services via a telephone connection, standard television set and a hand held remote control unit. A keyboard is available at an additional cost to the consumer. Access to the Internet and on-line services is conventionally via PCS, which represent both a cost and technology barrier to many consumers. Prior prototype Internet Access Devices were based on the Company's Slipstream ASIC Chip; however, the most recent prototype Internet Access Device is based on the ISP Chip -- version
2. It is anticipated that future generations of the prototype Internet Access Device will be based on the ISP Chip -- version 3 or future generations and derivations.

     The Company has developed and is continuing to modify the software contained in its prototype Internet Access Device. The software is stored on memory chips and hard coded in the prototype Internet Access Device. The software enables users to interact with the Internet via its e-mail and browser functions. During the year ended June 30, 1997 the Company made releases of its software for use with production samples of its Internet Access Device. A significant release of the software was made in August 1997 for use in its customized Internet Access Devices which are now being manufactured by Mitac. Although there can be no assurance, it is anticipated that software updates and "bug" fixes to Internet Access Devices sold and in use will be accomplished by downloading software via the Internet or from a licensed on-line or Internet service provider. Although steps will be taken by the Company to protect its software from unauthorized modifications, there can be no assurance that unauthorized modifications will not occur.

     The Company's ISP Chip prototype Internet Access Device has been demonstrated internationally to manufacturers and others. The Company has experienced significant interest in this prototype Internet Access Device and related technology. The Company has entered into contracts with American Interactive Media, Inc. a US corporation ("AIM") and Mitac for the development, manufacture and sale of customized Internet Access Devices. It is anticipated that Mitac will manufacture for sale all customized Internet Access Devices developed pursuant to both the AIM and Mitac agreements. During fiscal 1997 approximately 9,000 devices were manufactured and either sold by Mitac to one of its commercial customers or were purchased from Mitac by the Company and sold as production samples to other potential customers. No production samples have been approved yet pending final software release; however, the Company has received no indication of any material problems with such samples. There can be no assurance that the final production samples will be approved by either of these two companies or any other third parties; that orders once placed by a third party will not be canceled; or that any products will be manufactured or sold to any third party.

     Consumer PC. The Consumer PC is a CD based consumer product compatible with most PC software and providing Internet connection capability, but operating via a standard television set. The Consumer PC resembles a VCR or CD player in both appearance and operation but serves in many capacities including as a video CD player and a PC CD ROM software disc player. The Consumer PC is not currently based on chip technology, but is based on system software designed by the Company. The Company plans to design a custom chip to incorporate the key features of the Consumer PC in the near future. The Company has participated in a Consumer PC product development arrangement with a German manufacturer. Development of the product has been completed. However, to date, no products have been manufactured for sale.

     SUPPORT SERVICES

     The Company has provided and will continue to provide consulting and other development services pursuant to contracts entered into with consumer electronic manufacturers and others. Company employees assist in, among other matters, identifying trends in consumer preference and generating new product ideas. The Company is involved in the development of software compatible with certain of its products and intends to offer technical support to consumers of its products and hardware and software engineers; however, there can be no assurance that such activities will result in profits to the Company.

     SUPPLY AND MANUFACTURING

     American Microsystems, Inc., a semiconductor manufacturer, has historically manufactured the Slipstream ASIC Chip -- version 4.5 and the ISP Chip. Prior versions of the Slipstream ASIC Chip were manufactured by Toshiba and Es2. It is anticipated that United Micro Corporation, a Taiwanese chip manufacturer, will manufacture the majority of the ISP Chip -- version 2, to be used in the customized Internet Access Device proposed to be manufactured by Mitac, and the Envoy chip. The Company has no written agreement with either American Microsystems, Inc. or United Micro Corporation. See "BUSINESS -- Prototype Products -- Consumer Internet Access Device." To date the Company has not experienced any significant problems obtaining the requisite number of chips for its operations, although its demands have been relatively limited. The Company has commenced discussions with other manufacturers for the production of other chips and chipsets should the need arise. Should demand for the Company's chips and chipsets increase significantly, there can be no assurance that the Company will be able to meet such demand, which could have a material adverse effect on the Company's business, financial conditions or results of operations. Furthermore, arrangements with new manufacturers could result in substantial delays, engineering charges and additional expenses.

     Mitac is the only present manufacturer of customized Internet Access Devices using the Company's chips and software. Should Mitac cease to manufacture the customized Internet Access Devices, the Company's business, financial conditions or results of operation would be adversely affected.

     RESEARCH AND DEVELOPMENT

     Since 1992 the Company has been engaged in developing its own chips and prototype products. It has done so independently, pursuant to research and development contracts. Research is conducted at the Company's facilities located in Central Milton Keynes and Newmarket, England, through engineers and programmers employed by it as well as independent contractors. During the fiscal years ended June 30, 1995, 1996 and 1997, the Company expended approximately $1.3 million, $1.2 million and $1.4 million, respectively on research and development (which exclude all overhead costs other than employee, independent contractor, development tool and prototyping cost), all of which has been expensed. Approximately 56%, 28% and 40% of the amounts expended on research and development in the fiscal years ended June 30, 1995, 1996 and 1997, respectively, were customer sponsored.

     The multimedia, consumer electronics, computer and hardware and software industries are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. The broad array of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until one or more such technologies gain widespread acceptance. The Company's success will depend upon its ability to anticipate such technological changes, adapt its products, introduce competitive products with features that meet changing customer requirements, and remain competitive in terms of price and product performance. There can be no assurance that the Company will be able to meet any of these demands. Any material failure of the Company to meet any of these demands would adversely affect the use and acceptance of the Company's chips and chipsets and the introduction and sale of products using the Company's chips or chipsets, and would increase the likelihood that competitive products would become broadly accepted. There can be no assurance that the Company will successfully anticipate technological changes or that products developed by others will not render obsolete or commercially unviable the Company's chips and chipsets and the products using such chips and chipsets.

     INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's ability to compete successfully depends, in part, on its ability to protect its intellectual property and proprietary technology in the United Kingdom, the United States and other countries. The Company has no issued patents, other than its pending patent with respect to its Envoy CD Controller (see below), but relies on a combination of trade secret protection, confidentiality agreements and licensing agreements with strategic partners, employees, consultants, vendors and licensees. The Company believes that the two dimensional design representation prepared for each of its chips is protected under the UK Copyright, Designs and Patent Act of 1988, which requires no registration with respect to such technology, and that the three dimensional aspects of each of its chips, including the electronic routes in the silicon, are protected under the UK Topography Rights. The Company believes that its chip technology is entitled to comparable protection under the US Copyright Act of 1976 and the Semiconductor Chip Protection Act of 1984. Although the Semiconductor Chip Protection Act does not require registration, the failure to register results in the loss of benefits after the passage of two years from the first commercial sale of a chip. The Company has not registered any of its chips under such Act; however it intends to do so within the prescribed period. It is the Company's belief that patents for ASIC Chip technology are rarely granted because of rapid technology changes and the relative ease of designing around such patents. Despite this, the Company filed patent applications in the United Kingdom and the United States directed to the Slipstream ASIC Chip technology. The Company elected not to continue with the prosecution of these applications, due in large part to a lack of working capital, and the applications have been abandoned.

     A UK Patent application (No. 9706198.0) in respect of the Envoy CD Controller was filed on March 25, 1997 and will remain pending for twelve months from that date. It is the Company's intention to complete the filing of the necessary information to support this application within this period.

     No assurance can be given that any patent will issue from any application that may be filed, or that if a patent does issue, the claims will be sufficiently broad to provide effective legal protection or monopoly. In addition, no assurance can be given that any patent issued to the Company will not be challenged, invalidated or avoided by design-around efforts, that the rights granted under any such patent will provide competitive advantages to the Company or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies or that such patents will not be subservient to other dominant patents. Accordingly, the Company may be unable to protect certain technology relating to its chips.

     The Company's license agreements prohibit unauthorized disclosures of the Company's technology to third parties. In cases where the Company has contracted with third parties in foreign countries, these provisions may be difficult to enforce in such foreign countries despite the existence of any applicable international treaties or conventions designed to protect rights to technology. The Company is aware that third parties may attempt to reverse engineer the Company's technology. There can be no assurance that the Company's confidentiality agreements will not be breached, or that the Company would have adequate remedies for any such breach. There can be no assurance that the Company's technology may not otherwise become known or be independently discovered by competitors. Under United Kingdom law, copyrights and mask rights related to technology designed and developed by independent contractors, commissioned by the Company for such purpose, remain the property of the Company, unlike in the United States where an assignment of such rights from the independent contractor would be necessary to attain ownership of all such rights.

     The Company has registered trademarks for the names:

          (i) Wynpeg in the United Kingdom (Reg. No. 1572811, effective May 21,
     1994), Hong Kong (Reg. No. 06937/96, effective December 20, 1994), Taiwan (Reg. No. 00708445, effective April 1, 1996) and the United States (Reg. No. 74/718836, effective March 25, 1997).

          (ii) Slipstream in the United Kingdom (Reg. No. 2114009) which is currently being advertised. The Certificate of Registration is expected in December 1997.

     In addition, applications have been filed for the registration of the Envoy trademark in the United Kingdom (Application No. 217809 which the Company is informed by its Patent Attorneys is proceeding to acceptance), China (Application No. 970055064) and Hong Kong (Application No. 97/07465). Applications have also recently been filed to register the Envoy trademark in the European Community (Application No. 586107), the United States of America (Application No. 75/304,571), Japan (Application No. 124075/97), Taiwan (Application No. 86027777) and Singapore (Application No. s/6442/97).

     There can be no assurance that any of these trademark registrations will be accepted or, if accepted, will later not be canceled or invalidated or that the Company's rights will not be subject to rights of prior users. The Company relies heavily on trademark protection under common law. There can be no assurance that such common law rights will not be limited or invalidated by third parties.

     EMPLOYEES

     The Company has 16 employees, including four executive officers, two business development personnel, nine technical personnel and one administrator. The Company uses independent contractors for certain research and development matters.

     The Company is highly dependent on the experience of certain key personnel including certain of its executive officers and computer programmers, designers and engineers who contribute to the development and production of the Company's chips, chipsets and other products. If the Company were to lose the services of one or more of these key employees, before a qualified replacement could be obtained, its business could be materially adversely affected. The Company has entered into employment contracts with Messrs. Holloway, Snowdon, Phillips, Capaci and Peirson which restricts certain of their activities for one year after departure from the Company. See "EXECUTIVE COMPENSATION -- Employment Agreements." The Company plans to obtain key-man life insurance on Wynford Peter Holloway, the Company's Chief Executive Officer, for $5 million for one year. The Company has no plans to obtain key-man insurance on any other key personnel. The multimedia, consumer electronics and computer industries are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel, whether for replacement purposes or for new positions, necessary for the Company's growth and success.

     MARKETING

     The Company markets its chips and prototype electronic products through exhibitions at trade shows and direct selling to OEMs and potential licensees of its technologies. The Company targets corporations in the consumer electronic, multimedia, computer hardware and software industries.

     No Sales of Products that Employ the Company's Chips; Dependence on Third Parties; Adequacy of Insurance. Products that incorporate the Company's chips or chipsets have only been manufactured in pre-production quantities pursuant to development contracts and other arrangements. There can be no assurance that any of these products will ever be manufactured, marketed and sold to the public. In connection with the manufacture and sale of such products, the Company will be dependent upon the manufacturing, marketing, financial, technological and other abilities of third parties with which it has established, or is attempting to establish commercial relations to develop, manufacture and market products using the Company's chips or chipsets. If the Company is unable to establish the requisite third party commercial relations, products using its chips or chipsets may never be successfully manufactured, marketed or sold. If any such third party fails to commit sufficient resources to complete the proper development, manufacturing or marketing of such products, the Company's reputation, business relationships, and product acceptance could be adversely affected. In addition, the Company will have little, if any, control over the timing or methods employed in the manufacture, marketing or sale of such products. Accordingly, if any products using the Company's chips or chipsets perform poorly, are inferior in quality or do not achieve market success, such distractions may be associated with the Company's chips and chipsets. The Company continues to review the adequacy of its insurance coverage. Presently, the Company believes that its insurance coverage may be inadequate in light of current and prospective agreements. However it continues to endeavor to obtain adequate coverage, although no assurance can be given that adequate insurance will be obtained.

     SERVICE PROVIDER

     The Company has no binding agreement with an Internet or on-line service provider. If customized Internet Access Devices using the Company's ISP Chip are ultimately manufactured and sold to consumers, arrangements with service providers will be required to ensure that a direct connection between a customized Internet Access Device and the Internet can be effected. Such arrangements will be between the service provider and either the Company, the manufacturer or purchasers of the Internet Access Device. There can be no assurance that satisfactory arrangements will be entered into with one or more service providers or that the Company will enter into any agreement directly with a service provider, which the Company believes would be preferable. A service provider may agree to use the Company's developed software, as is, or with minimal modifications; jointly to develop new software with the Company, or to develop its own software. It is possible that a service provider could elect to use the Company's software and retain the services of the Company for software, technical and development support. It is also possible that a service provider will purchase the Internet Access Device from the Company, the manufacturer or other party, develop and incorporate its own software and sell the Internet Access Device to consumers at a significantly lower price. Large service providers will likely prefer to have less dependence on the Company. There can be no assurance that a service provider will agree to use the Company's software and retain the Company's services for support, if agreed, which would likely result in greater potential revenues to the Company.

     COMPETITION

     The market for multimedia, consumer electronics, computer and Internet products is highly competitive. Numerous competitors have commercialized, are developing or are expected to introduce hardware, software and other products that are or may be directly competitive with the Company's products. Many of the Company's current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the Company as well as substantially larger research and development staffs and facilities. These companies also have greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than the Company. The 3DO Company, C-Cube, and other companies are believed by the Company to be engaged in research and development of products with multimedia applications similar to certain of the Company's products. The Company also believes that Motorola, Inc., Sony Corp. and Cirrus Logic Inc., may be developing chips competitive with the Company's chips. Additionally numerous companies such as Web TV, ViewCall, Oracle, Sun Microsystems, Microsoft and IBM are involved in the development, sale and/or provision of Internet access devices or alternative means of permitting access to the Internet, all of which do or could compete with the Company's Internet Access Device. Competitive factors could result in price reductions or increased spending on product development, marketing and sales that would adversely affect the Company's ability to compete and to be profitable. Accordingly, there can be no assurance that the Company will be able to compete successfully with its present competitors or potential competitors or that such competition will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, to the extent that any of the Company's competitors are able to develop products similar to the Company's products which become the industry standard, such competitor will have a competitive advantage over the Company.

     SIGNIFICANT CUSTOMERS

     The Company has no customers to date that frequently and systematically purchase its products. The Company's revenue for the fiscal year ended June 30, 1997 was largely attributable to 4 customers. Such 4 companies were Mitac (Internet Access Device royalties and chip sales), Zilog (product development), AIM (product development), and C-Cube (Envoy -- product development). The Company has entered into written agreements with each of these customers. Unless the products developed or to be developed in conjunction with the above companies are manufactured, marketed and sold, no future revenue, other than development fees not yet paid, are likely to be received from any of these companies under existing arrangements. The Company could be materially adversely affected if no products developed in conjunction with these companies are ultimately manufactured, marketed and sold.

     VARIABILITY OF OPERATING RESULTS

     If the Company is able to generate significant revenues, the Company expects that its operating results will fluctuate as a result of changes in composition of its revenues, the occurrence and timing of new product introductions, if any, by third parties that it develops products with, and the Company's expenditures on research and development. Should the Company derive revenue from sales of its chips and chipsets to and/or royalties or license fees from third parties, based on the sale of products utilizing the Company's chips and chipsets, the Company's revenue will vary with demand for such products. Any revenue may be affected by the seasonal nature of the market for consumer electronics, multimedia and computer products. Such demand may increase or decrease as a result of a number of factors that cannot be predicted and which are not within the Company's control, such as consumer preferences and product announcements by competitors.

     Modification of Auditors' Opinion; Going Concern. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements as of June 30, 1997, 1996, and 1995, which states "the Company has suffered and continues to suffer significant losses from its operations, has an accumulated deficit and revenue and cash flow from its operations have not developed to the point where the Company can internally fund its operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern." See "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT ACCOUNTANTS."

     International Operations and Changes in Exchange Rates. The Company has entered into contracts with manufacturers located in the United States, Taiwan, Hong Kong, Germany and the Peoples Republic of China. The Company's international operations will subject it to various government regulations, export controls and the normal risks involved in international operations and sales. A majority of the Company's revenue to date has been received in US dollars; however, the Company's main operating subsidiary conducts business in pounds sterling. Any decline in the value of pound sterling against the US dollar will have the effect of decreasing the Company's earnings when stated in US dollars. The Company currently does not engage in any hedging transactions that might have the effect of minimizing the consequences of currency fluctuations and does not intend to do so in the immediate future.

DESCRIPTION OF PROPERTY

     The Company presently leases:

          (i) Approximately 2,900 square feet of office space at Elder House, 526-528 Eldergate, Central Milton Keynes, MK9 1LR, England. The lease is for a five year term expiring March 21, 2001 and provides for an annual rental of $45,700. The Company is also responsible for taxes, insurance and service charges which should approximate, in the aggregate, $36,000 annually. Management believes that this leased facility is suitable and adequate for its intended use, although as the Company grows, additional facilities will be sought.

          (ii) Approximately 435 square feet of office and laboratory space at 8 Kings Court, Willie Snaith Road, Newmarket, England. The lease is for a three year term expiring February 9, 2000 and provides for an annual rent of $7,470. The Company is also responsible for taxes, insurance and services charges which should approximate, in the aggregate, $4,150 annually.

          (iii) The Company also uses offices for its MSU US operations, located at the home of Gerald Capaci, in Raleigh, North Carolina. The Company has no lease and pays no rent for this facility.

LEGAL PROCEEDINGS

     The Company is not party to any material pending legal proceedings.

     In September 1994, MSU PLC entered into a placement agent agreement with Millport Limited ("Millport"), believed by the Company to be a Liberian corporation (with a Channel Islands office address), which arrangement was amended and confirmed by the Company in June 1995 (collectively the "Millport Agreements"). Under the Millport Agreements, Millport agreed to place 2.2 million shares of the Company's common stock at $2.50 per share in a Regulation S offering. It is the Company's belief that Martin Miller, a former officer and director of the Company and a present stockholder of the Company, is affiliated with and controls Millport, directly or indirectly. In June and July 1995, the Company issued an aggregate 1,162,500 shares of common stock in connection with the Regulation S offering (although additional shares were issued in contemplation of subscriptions which were ultimately not received, which shares were subsequently canceled). In June 1995, as part of such Regulation S offering, the Company issued 110,000 shares of common stock to two Liberian corporations in consideration of $275,000, which payment was never received. In July 1995, and as part of such Regulation S offering, the Company issued 950,000 shares of common stock in consideration of three promissory notes representing an aggregate principal amount of $1,297,500. All three notes were due on December 31, 1995 and only $852,500 of the principal amount has been repaid. The three obligors on the notes are Liberian corporations. Limited information is obtainable regarding officers, directors and principal stockholders of these Liberian corporations. Due to a lack of working capital, the Company has been unable to proceed legally against the Liberian corporations although demands have been made to Martin Miller who has orally offered to pay various sums provided he is issued additional shares, and subject to additional conditions. The Company has not accepted any of such offers. Mr. Miller has also alluded to claims that customers of Millport may have against the Company although no specific claims have been made. The Company is unaware of any meritorious claims that any such customers might have. An additional reason for not proceeding against potential defendants in this matter, to date, has been the likelihood that it would be unable to collect any judgment it might obtain against any of such potential defendants. The Company intends to proceed against these potential defendants to the extent prudent and reasonable as soon as it has sufficient working capital; however there can be no assurance that any action will be taken, that such action will not be barred by applicable statutes of limitation or that if successful, the Company will be able to collect upon any judgement it might obtain.

     The Company has no access to a significant portion of its corporate records, other than drafts and copies of certain documents, for the period from approximately September 1994 through December 1995, making it difficult to conclude that certain corporate matters were properly effected. The Company believes matters were effected properly; however it cannot confirm this with total certainty. The corporate records are currently in the possession of one of the Company's former New York law firms which refused, upon demand, to release such records until amounts allegedly due such law firm are paid. The Company intends to contest the amount allegedly due this firm based on the Company's belief that it was billed for many matters that were not authorized by the Company, some of which matters appear to have been rendered for or at the request of Martin Miller and/or Millport Limited. The Company believes such law firm also represents Martin Miller and represented Millport at the same time it represented the Company in connection with the Regulation S offering. Such law firm has never provided the Company with copies of the subscription agreements governing the acquisition of the shares in consideration of the three notes, referenced above, in connection with the Regulation S offering. The Company relied to a significant extent on this New York law firm in light of the fact that management and United Kingdom counsel had extremely limited knowledge of United States securities laws.

     In November 1994, the Company and certain of its stockholders received a written demand from Paragon Capital Corporation for $75,000 plus additional unspecified amounts based upon an alleged breach of contract entered into with MSU PLC and relative to public and private financing for MSU PLC. Paragon claims that the Company negotiated with a third party in breach of such contract. The Company's position was that Paragon failed to perform in accordance with the contract and that the contract was of no further effect. The Company advised Paragon that it did not believe it had any liability to Paragon. To the Company's knowledge, Paragon has taken no further action in connection with this claim.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company, including their respective positions within MSU PLC, MSU Limited and MSU US Operations Inc.:

          NAME              AGE                              POSITION
------------------------    ---     -----------------------------------------------------------
Wynford Peter Holloway      48      President, Chairman, Chief Executive Officer and Director
                                    of the Company, Chairman of MSU PLC and MSU Limited, and
                                    President of MSU US Operations Inc.
Jeremy Miles Simpson        63      Deputy Chairman of the Board of Directors of the Company
William Derek Snowdon       43      Secretary and Director of the Company, Secretary of MSU PLC
                                    and MSU Limited, and a Director and Secretary of MSU US
                                    Operations Inc.
Richard Horby Phillips      51      Principal Financial Officer and Director of the Company,
                                    Director of MSU PLC and MSU Limited and a Director and
                                    Treasurer of MSU US Operations Inc.
Gerald J. Capaci            40      Vice President of Marketing and Business Development,
                                    Director of the Company and Vice President of MSU US
                                    Operations Inc. Appointed since June 30, 1997
Keith Peirson               55      Managing Director of the Company
Fred Kashkooli              57      Director of the Company

     The Company's directors and executive officers have significant experience in the computer industry and related businesses, as well as operating public and private companies.

     Wynford Peter Holloway has served as Chief Executive Officer and a director of the Company since October 1994, and as Chairman of MSU PLC and MSU Limited since June 1994 and March 1991, respectively. He has been president of MSU US Operations Inc. since its incorporation in February 1997. Mr. Holloway is the founder of MSU Limited. From 1991 through 1992, Mr. Holloway was a self-employed design consultant providing professional design services to clients in the computer peripherals business.

     Jeremy Miles Simpson MA (Cantab) was appointed a director and Deputy Chairman of the Company effective July 1, 1997. Mr. Simpson, who is a Freeman of the City of London, was executive chairman of Gordon Russell Plc., a UK publicly quoted company, from 1986 to 1989, prior to the sale of the company. Since that date Mr. Simpson has held a number of non-executive directorships with smaller growing and developing companies in the UK and Europe.

     William Derek Snowdon LLB has served as secretary and a director of the Company since October 1994 and as secretary of MSU PLC and MSU Limited since June 1994 and March 1991, respectively. He was appointed a director and secretary of MSU US Operations Inc. on its incorporation in February 1997. Mr. Snowdon is a solicitor and has been a partner with the firm of Phoenix Walters for the past 15 years. Mr. Snowdon's practice focuses on commercial contracts and intellectual property law. In addition Mr. Snowdon is a non-executive director of two Regional Enterprise Agencies in the United Kingdom.

     Richard Horby Phillips FCA has served as principal financial officer and a director of the Company since January 2, 1997 and also as a director of MSU PLC and MSU Limited since that date. He was appointed Treasurer and a director of MSU US Operations Inc. on its incorporation in February 1997. Mr. Phillips is a chartered accountant who was with Coopers & Lybrand for 25 years. Mr. Phillips was a partner in their London office from April 1983, providing advisory and audit services to both public and private companies until August 1994 when he formed his own firm to continue providing financial advice to emerging growth companies in the US and UK. Mr. Phillips also currently serves on the Board of five other UK companies.

     Gerald J. Capaci has served as a director of the Company since February 1997. He has also served as a director and vice president (business development and marketing) of MSU US since its incorporation in

February 1997. Prior to February 1997, Mr. Capaci spent over 10 years with IBM where he was most recently Strategic Relationship Manager of their Internet Division where he was responsible for assessing the technical, business and strategic value of contracting with other software companies with special emphasis on Internet companies.

     Keith Peirson has served as a director of the Company since September 1997 and has been appointed the group's managing director. From 1995 to 1997, Mr. Peirson acted as an independent consultant to various companies involved with the distribution of computer products, construction of building facades and automotive security. Mr. Peirson has previously served as managing director of other companies in the electronics field, including Farnell Electronic Services, where he spent 24 years, and Arrow Electronics (UK) Limited from 1991 to 1994.

     Fred Kashkooli has served as a director of the Company since August 1997. Mr. Kashkooli has been an independent management consultant since 1991 and has over twenty eight years of experience in the areas of microprocessors, memory, logic, analog design, manufacturing, CAD design packaging, testing and marketing. from 1984 to 1991, Mr. Kashkooli was Senior Vice President of Research and Development at GE Intersil, responsible for design, manufacturing and strategic marketing for analog and digital products. Additionally, Mr. Kashkooli managed design centers in Singapore, New Jersey, North Carolina and Florida. From 1980 to 1984, Mr. Kashkooli was a director of the microprocessor and memory division of GE Intersil. Prior to this he worked ten years at Sygenetics, a corporation engaged in the manufacture of semi-conductor chips. Mr. Kashkooli holds a B.S. in Electrical Engineering from California State University.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer and the Company's other executive officers receiving in excess of $100,000 in total annual salary and bonus:

                              ANNUAL COMPENSATION

                                                                                OTHER ANNUAL
                                             FISCAL     SALARY       BONUS      COMPENSATION
                       NAME                   YEAR      ($)(1)        ($)          ($)(2)
        -----------------------------------  ------     -------     -------     ------------
        Wynford Peter Holloway.............   1997      112,000          --        29,000
                                              1996      112,000          --        17,072
                                              1995      112,000          --        24,083
        Keith Charles Hall.................   1997       48,000*         --         9,000*
                                              1996       96,000          --         8,000
                                              1995       96,000          --         4,400
        Richard Horby Phillips.............   1997       41,500*         --         7,470*
        Gerald J. Capaci...................   1997       47,000*         --         3,500*

---------------

 *  Part of the year; to or from date of resignation/appointment

(1) All salaries and other annual compensation were paid by MSU Limited or MSU US Operations Inc.

(2) Represents personal benefits in addition to salary. Of Mr. Holloway's personal benefits, 51% of the 1995 amount was for house rental expense; 40% and 60% of the 1996 amount were for a company car and house rental expense, respectively. The 1997 amount is in respect of a car allowance. Of Mr. Hall's personal benefits, 100% of each of 1995, 1996 and 1997 amounts were for a car allowance. All of Mr. Phillips benefits were in respect of a car allowance and all Mr. Capaci's personal benefits are in respect of contributions to a personal retirement plan.

LONG TERM COMPENSATION

     Other than in respect of the stock options, details of which are disclosed elsewhere in this Prospectus, there were no long term compensation awards or payouts in any of the years ended June 30, 1997, 1996 or 1995.

EMPLOYMENT AGREEMENTS

     Effective September 1, 1994, MSU PLC entered into employment agreements with each of Wynford Peter Holloway, Keith Hall and William Snowdon providing for annual base salaries (subject to annual increases within the discretion of the Board of Directors) of $206,670, $132,800 and $33,200 respectively (as adjusted), which base salary requirement was waived by each of Messrs. Holloway and Hall for the first three years of the employment term. Subject to earlier termination as provided in the agreements, the agreements are each for a three year period ending August 31, 1997. Unless terminated in accordance with the agreements, each agreement renews for a further period of three years on each anniversary of the commencement date.

     On January 6, 1997 the employment contract with Mr. Hall was terminated, by mutual consent, effective December 31, 1996.

     Effective January 2, 1997 MSU Limited entered into an employment agreement with Richard Horby Phillips providing for an annual base salary of $107,900, subject to annual increases within the discretion of the Board of Directors. During an initial period, which is still continuing, Mr. Phillips is to receive a lower base salary at the annual rate of $83,000 as he is unable to devote all of his time to the Company's affairs due to other commitments. At present Mr. Phillips is devoting approximately 4 days a week to the Company's affairs.

     In September 1997 MSU Limited entered into an employment agreement with Keith Peirson providing for an annual base salary of $160,000, subject to annual increases within the discretion of the Board of Directors.

     All of the above agreements with Messrs. Holloway, Snowdon, Phillips and Peirson, also provide for a car allowance or use of an automobile, including reimbursement of any automobile expenses, and participation in bonus plans when and if formulated by MSU PLC or MSU Limited. MSU is also obligated to provide private medical coverage and life insurance. For one year after termination, the executives are restricted from holding a material interest in any competitor, seeking or receiving orders for any products or services produced or marketed by MSU PLC or MSU Limited six months prior to termination of the executive.

     Effective January 29 1997, MSU Limited entered into an employment agreement with Gerald J. Capaci providing for an annual base salary of $125,000, subject to annual increases within the discretion of the Board of Directors. In addition, the Company will make an annual nondiscretionary contribution to a retirement plan for Mr. Capaci at a rate of 7.5% of his annual salary and will establish and maintain a medical benefits plan for Mr. Capaci, his spouse and dependent children.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for all reasonable expenses in attending each Board Meeting.

STOCK OPTION GRANT TABLE

     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 1997.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                 PERCENT OF
                                   TOTAL                                                             POTENTIAL REALIZABLE VALUE
                    NUMBER OF     OPTIONS                                                            AT ASSUMED ANNUAL RATE OF
                    SECURITIES   GRANTED TO                         MARKET                            STOCK PRICE APPRECIATION
                    UNDERLYING   EMPLOYEES       EXERCISE OF       PRICE ON                               FOR OPTION TERM
                     OPTIONS     IN FISCAL       BASE PRICE        DATE OF    EXPIRATION           ------------------------------
       NAME          GRANTED        YEAR        ($ PER SHARE)       GRANT        DATE      0%($)       5%($)           10%($)
------------------  ----------   ----------     -------------      --------   ----------   -----   -------------   --------------
Wynford Peter
  Holloway........    150,000       23.0%           $2.12           $ 2.12      4/18/02     --         87,858         194,142
                      (Note 1)
                       20,000        3.1%           $3.25           $ 3.25      6/24/02     --         17,958          39,683
                      (Note 2)
William Derek
  Snowdon.........     20,000        3.1%           $3.25           $ 3.25      6/24/02     --         17,958          39,683
                      (Note 2)
Richard Horby
  Phillips........    100,000       15.3%           $2.12           $ 2.12      5/11/02     --         58,572         129,428
                      (Note 3)
Gerald J.
  Capaci..........    300,000       46.0%           $2.12           $ 2.12      5/11/02     --         58,572         129,428
                      (Note 3)
Jeremy Miles
  Simpson.........     62,500        9.5%           $2.12(500)      $ 2.12      5/11/02     --         29,286          64,714
                      (Note 4)                      $2.37(100)      $ 2.37      6/30/02     --          8,785          18,086

(1) The stock options granted to Mr. Holloway (50,000) and to the Employee Trust (100,000), in which Mr. Holloway has an interest as the Settler and as a potential beneficiary, on May 12, 1997 were in consideration of the benefits derived by the Company from the provision of personal guarantees by Mr. Holloway and security given by the Trust to secure a loan facility for the Company.

(2) The stock options granted to Mr. Holloway and Mr. Snowdon were in consideration for the benefits derived by the Company from their agreeing to certain additional restrictions on their disposing of their existing holdings of shares of common stock in the Company; this being one of the conditions attaching to the issuance of the 10% Convertible Loan Notes on June 25 1997.

(3) The stock options granted to Messrs. Phillips and Capaci are in accordance with the provisions of their employment contracts with the Company. Mr. Phillips has been granted options in respect of 100,000 shares of common stock exercisable between November 11, 1997 and May 11, 2002. Mr. Capaci has been granted options in respect of 300,000 shares of common stock of which 100,000 are exercisable between November 11, 1997 and May 11, 2002; the options in respect of the other 200,000 shares of common stock vest as to 100,000 after January 1998 provided that the Company's share price has been quoted at $15.00, and 100,000 after January 1999 provided that the Company's share price has been quoted at $20.00.

(4) The stock options granted to Mr. Simpson were in consideration of his agreeing to subscribe for 79,012 shares of common stock of the Company on May 12, 1997 and 48,012 shares on June 4, 1997.

(5) As required by the rules of the Securities and Exchange Commission, potential values stated are based on the assumption that the Company's common stock will appreciate in value from the date of the grant to the end of the option term (five years from the date of the grant) at annualized rates of 5% and 10% (total appreciation of approximately 28% and 61%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the common stock.

STOCK OPTION EXERCISES AND HOLDINGS TABLE

     The following table provides information concerning the values of unexercised options held by the named executive officers at June 30, 1997. No options were exercised by such officers during the Company's fiscal year ended June 30, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS AT
                                                        YEAR END(#)                 FISCAL YEAR END($)(1)
                                                ---------------------------      ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------      -----------   -------------
Wynford Peter Holloway........................    100,000        170,000(2)             --         78,375
William Derek Snowdon.........................    100,000         20,000                --          6,250
Richard Horby Phillips........................                   100,000                          144,250
Gerald J. Capaci..............................                   300,000                          144,250
Jeremy Miles Simpson..........................                    62,500                           87,031

---------------

(1) Values stated are based on the average bid and ask prices of $3.56 per share of the Company's common stock as reported by Bloomberg Financial Inc. on June 30, 1997, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year. No value is attributed to option shares where the option price is higher than the market value.

(2) The Stock options above attributed to Mr. Holloway include 100,000 granted during the year ended June 30, 1997 to a Trust in which Mr. Holloway has an interest.

     In September 1997 Keith Peirson was granted options to purchase 300,000 shares of the Company's common stock at the closing price at the date of the grant. The options are exercisable as to 100,000 from July 1, 1998, 100,000 from July 1, 1999, and 100,000 from July 1, 2000. The options expire in September 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no compensation committee. During fiscal 1997, Messrs. Holloway, Snowdon, Hall (to December 31, 1996) and Phillips (from January 2,
1997) representing all of the Company's directors and executive officers, participated in deliberations of the Board of Directors concerning executive officer compensation.

     Since October 1994, the law firm of Phoenix Walters Solicitors has regularly rendered legal services as counsel to the Company. W. D. Snowdon, a director and executive officer of the Company, is a partner of Phoenix Walters Solicitors.

     Between September 1994 and March 1995, Mr. Phillips provided consultancy services to the Company for which he rendered invoices for $16,500. As of September 1997, the amount remained unpaid.

     In November 1992, MSU Limited, Mr. Holloway, TXC Corporation and a third party entered into an agreement relating to the development of a CD based multisystem. Such agreement contemplated that a new entity, owned 46% by Mr. Holloway, 46% by TXC Corporation and 5% by the third party, would develop and own such project, however, MSU Limited, Mr. Holloway and TXC Corporation subsequently agreed that MSU Limited would independently develop and own the product. The third party never performed under the November 1992 agreement and, accordingly MSU Limited's position is that such third party has no rights or claims under such agreement. TXC Corporation and Mr. Holloway agreed to indemnify MSU Limited in connection with any claim made by such third party. Pursuant to the November 1992 agreement, TXC Corporation contributed $1,541,910 to MSU Limited. Pursuant to a June 1993 agreement, restating the 1992 agreement, TXC Corporation loaned $618,000 to MSU Limited. Of the $2,159,910 aggregate capital contribution, $1,400,000 is represented by an unsecured, interest free loan payable to TXC Corporation at such time as the Company is reasonably able to do so without jeopardizing its financial condition, and the balance was an equity contribution. Pursuant to a March 1994 agreement, TXC Corporation agreed to waive certain rights under the November 1992 and June 1993 agreements in exchange for 550,000 shares of MSU Limited stock and certain additional consideration. TXC Corporation has waived any claims it may have had to such additional consideration. The MSU Limited stock issued to TXC Corporation was exchanged for MSU PLC stock in June 1994 and the MSU PLC stock was exchanged for Company common stock in October 1994 in connection with the Exchange. TXC Corporation is a principal stockholder of the Company and holds a non-exclusive license to use the Wynpeg Chipset technology in connection with the manufacture of video CD players. Such license was granted to TXC Corporation in connection with a development contract entered into in July 1994.

     In August 1997, Mr. Holloway agreed to the terms of settlement of a loan made in May 1994 by Sabre Advanced Micro Electronics Ltd., an agent for American Micro Systems Inc. (which until 1996 was the Company's principal chip manufacturer) in the approximate amount of $231,000. Settlement was effected by the transfer of 70,000 shares of common stock of the Company owned by Mr. Holloway. The pledge of all of the shares of common stock of Mr. Holloway given as security for the loan was released as part of the settlement terms. Mr. Holloway loaned approximately $68,000 of the loan proceeds to MSU Ltd. in July 1994 on an unsecured interest free basis. At September 1997, approximately $3,000 was outstanding under that loan.

     In June 1996, MSU Limited obtained a $76,000 credit facility from National Westminster Bank Plc ("Bank"). The credit facility was secured by a security interest on all of the Company's assets and the personal guarantees of each of Messrs. Holloway, Hall and Snowdon. The Guarantees of Messrs. Hall and Snowdon were secured by a pledge of their shares of Company common stock. In consideration of the benefit derived by the Company as a result of the guarantees provided by these directors, each of the directors concerned was granted, effective June 7, 1996, an option to acquire 100,000 shares of Company common stock at an exercise price of $5.00. The options are exercisable in full commencing on June 7, 1997 and expire on June 6, 2001. The credit facility expired in August 1996 at which time there were no amounts outstanding under the facility. A security interest remains in place with the Bank to serve as collateral for additional credit facilities requested by the Company and approved by the Bank. The pledged shares have been released.

     On October 14, 1994 the Company completed an exchange of all the shares of MSU PLC for 9,422,222 shares of the Company's common stock pursuant to an Exchange Agreement. After the Exchange, the former stockholders of MSU PLC owned approximately 73.6% of the Company's common stock. Such stockholders presently own approximately 51.5% of the Company's common stock. Upon completion of the Exchange, Mr. Holloway, an officer and director of the Company, TXC Corporation, and the Employee Discretionary Trust became the owners of more than five percent (5%) of the Company's common stock. Additionally, each of Keith Hall and William Snowdon, officers and directors of the Company, received 515,277 shares in connection with the Exchange. All of MS PLC shares were acquired in June 1994 in exchange for shares in MSU Limited.

     In September 1996, approximately $163,000 was loaned to the Company by the Employee Trust. This loan was unsecured, interest free with no date fixed for repayment. In July 1997, approximately $33,000 was repaid and the balance remains outstanding.

     In consideration of the benefit derived by the Company as a result of the above interest free loan of $163,000 and the guarantee provided by the Employee Trust, the Trust was granted an option to acquire 100,000 shares of the Company's common stock at an exercise price of $2.12 the market price of the Company's common stock on the date of grant. The options are exercisable in full commencing on November 11, 1997 and expire on May 11, 2002.

     In February, 1997 the Company sold 12 Promissory Notes each in the amount of $50,000 and each bearing interest at 8.5% per annum and which were due to mature in February 1998. Security for the borrowings was the Company's shares of its subsidiaries together with 235,000 shares of common stock of the Company which are owned by the Employee Trust. The Promissory Notes were repaid in June 1997 and no amount is now outstanding.

     In September 1996 the Company sold 50,000 shares of common stock for $250,000. This transaction was subsequently rescinded and the Company was indebted to the purchaser for $250,000. Payment was guaranteed personally by Mr. Holloway and was paid in full in July 1997. In consideration of the benefit derived by the Company as a result of the above guarantee, Mr. Holloway was granted an option to acquire 50,000 shares of the Company's common stock at an exercise price of $2.12, being the market price of the shares of common stock in the Company at the date of grant. The options are exercisable in full commencing on November 11, 1997 and expire on May 11, 2002.

     On June 25, 1997, as part of the Placement Agent Agreement with Capitol Bay Securities in connection with the issuance of the Company's 10% Convertible Notes, Messrs. Holloway and Snowdon agreed to restrictions on their rights to sell, or otherwise dispose of, their shares of common stock registered in their respective names. In consideration for the benefit derived by the Company for their agreeing to these restrictions, Messrs. Holloway and Snowdon were each granted options to acquire 20,000 shares of the Company's common stock at $3.25 per share, the market price of the shares on the date of agreement. The options are exercisable in full commencing on December 25, 1997 and expire on June 24, 2002.

     The Company believes that the abilities of the foregoing members of the Board of Directors to make fair compensation decisions have not and will not be compromised by the relationships referred to above.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of the date of this Prospectus, by (i) each person known by the Company to be the beneficial owner of more than 5% of its common stock, (ii) each named executive officer of the Company, (iii) each director of the Company, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                   SHARES
                                                                BENEFICIALLY       PERCENTAGE OF CLASS
                   NAME OF BENEFICIAL OWNER                        OWNED              (SEE NOTE 3)
--------------------------------------------------------------  ------------       -------------------
*Wynford Peter Holloway.......................................     4,987,777(1)(5)         31.1%
*William Derek Snowdon........................................       522,277(3)(5)          3.3%
*Jeremy Miles Simpson.........................................       307,068(3)(4)          1.9%
*Richard Horby Phillips.......................................       100,000(3)             0.6%
*Gerald J. Capaci.............................................       100,000(3)             0.6%
*Keith Peirson................................................             (4)
*Fred Kashkooli...............................................             (7)
Peter Brian Weber and Vivian George Bines as Trustees for the
  Employee Trust 48 The Parade, Cardiff CF2 3AB England.......     2,699,444(2)(3)         16.7
TXC Corporation 5F No. 15 SEC 2 Chung Yang S Road Peitoi,
  Taipei, Taiwan..............................................     2,051,333               12.7%
McLaughlin Group LLC 13750 US 281 North #660 San Antonio Texas
  78232.......................................................     2,250,000(6)            14.0%
*All Directors and Executive Officers as a group (7
  persons)....................................................     6,103,122               37.5%

---------------

(1) Mr. Holloway owns 2,138,333 shares of record. Pursuant to an unwritten agreement and understanding, Mr. Holloway shares voting and dispositive power with respect to the shares held by the Employee Trust.

(2) The Employee Trust constituted by a Trust Deed dated May 24, 1994 (of which Wynford Peter Holloway was the Settlor), is in favor of all past, present and future employees of MSU Limited and MSU PLC and any subsequent companies and their spouses and children. No allocations under the Trust have been made. Under the Trust Deed and so long as Mr. Holloway is living, his consent, as Settlor, is required for the appointment of beneficiaries and the appointment of new trustees. The Trustees also have the authority to delegate powers to Mr. Holloway. Pursuant to an unwritten agreement and understanding, Mr. Holloway shares voting and dispositive powers with respect to the shares held by the Employee Trust.

(3) For the purpose of the above table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of such persons has the rights to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Accordingly the above table includes the following shares issuable pursuant to options which are now exercisable, or are exercisable within 60 days hereof.

                                                                         NO. OF
                                       NAME                              SHARES
            -----------------------------------------------------------  -------
            Wynford Peter Holloway.....................................  150,000
            William Derek Snowdon......................................  100,000
            Jeremy Miles Simpson.......................................   50,000
            Peter Brian Weber and Vivian George Bines..................  100,000
            Richard Horby Phillips.....................................  100,000
            Gerald J. Capaci...........................................  100,000

(4) Excludes the following shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).

                                                                         NO. OF
                                      NAME                               SHARES
            ---------------------------------------------------------    -------
            Wynford Peter Holloway...................................     20,000
            William Derek Snowdon....................................     20,000
            Jeremy Miles Simpson.....................................     12,500
            Gerald J. Capaci.........................................    200,000
            Keith Peirson............................................    300,000

(5) See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" regarding a prior pledge arrangement with National Westminster Bank Plc. covering shares held by Mr. Holloway and Mr. Snowdon.

(6) Includes 650,000 shares issuable pursuant to a currently exercisable warrant to purchase 650,000 shares of Company common stock at $1 each.

(7) Mr. Kashkooli is the beneficial holder of $24,000 10% Convertible Notes which are convertible into 8,000 shares of the Company's common stock.

                              CERTAIN TRANSACTIONS

     Martin Miller, a former director and executive officer of the Company, is believed by the Company to be affiliated with Millport Limited ("Millport"), a corporation retained by MSU Limited in September 1994 to serve as a placement agent in connection with a Regulation S offering. The placement agent arrangement was amended and confirmed by the Company in June 1995 (such agreements collectively referred to as the "Millport Agreements") and the offering was conducted in June and July 1995. In connection with the offering, Martin Miller was issued 150,000 shares of the Company's common stock and Millport received commissions on shares sold in addition to being granted a two year option to acquire up to 500,000 shares of the Company's common stock. The option was never granted because the Company believes that Millport did not perform in accordance with the terms of the Millport Agreements. The Company believes that it is not bound to any of the restrictions under the Millport Agreements. See "Item 3. LEGAL PROCEEDINGS".

     The Company and Lawrence Ko, a director and former employee of TXC Corporation, entered into an agreement in February 1996 pursuant to which Mr. Ko will represent and promote the Company and its technologies in Taiwan, and at the Company's request, mainland China and Hong Kong. The Company's intention is to work through Mr. Ko in most matters relating to such countries and territories; however the Company has reserved the right to handle independently all matters relating to existing contacts, negotiations and contracts. Mr. Ko will receive compensation based upon revenue attained by the Company (consisting of from 5% to 10% of revenue, plus warrants to acquire 75,000 shares of common stock for each $1 million of revenue attained, with an exercise price of 50% of the market value at the time the warrant is issued, up to a maximum of 300,000 shares) as a result of transactions attributable to Mr. Ko.

     In August 1996, Direct International Limited, a Taiwanese company, loaned $300,000 to the Employee Trust. Such loan is secured by 250,000 shares of the Company's common stock owned by the Employee Trust and was originally due on October 21, 1996. The loan was then to be repaid in 37,500 shares of the Company's common stock owned by the Employee Trust no later than December 31, 1996 with Direct International Limited also receiving on December 31, 1996, 10,000 shares of the Company's common stock owned by The Employee Trust as consideration for the advance of the loan. On June 4, 1997 it was agreed that the loan would be repaid with 88,000 shares of the Company's common stock owned by the Employee Trust and this transfer was effected in September 1997. The $300,000 received by the Employee Trust was loaned by it to Mr. Holloway ($140,000) and the Company ($160,000). Such loans are unsecured, interest free, due and payable on an as yet to be determined date, and are not evidenced by written agreements. In July 1997, $33,200 of the amount loaned to the Company was repaid to the Employee Trust.

     Effective January 30, 1996 and February 29, 1996, pursuant to a stock purchase agreement, McLaughlin Group LLC acquired from the Company, in private transactions, 800,000 and 800,000 shares, respectively, of the Company's common stock for an aggregate purchase price of $1 million. McLaughlin Group LLC was also granted certain demand and piggyback registration rights. The Company has agreed to indemnify McLaughlin Group LLC against certain liabilities in connection with any shares so registered.

     On July 21, 1997 McLaughlin Group LLC was granted a warrant to purchase 650,000 shares of the Company's common stock at an exercise price of $1.00 per share, such right to expire on July 20, 2002. In consideration for the granting of this warrant McLaughlin Group LLC agreed to waive its rights under the stock purchase agreement of January 30, 1996 whereby it had been granted (i) a warrant to purchase such number of shares of the Company's common stock as equals 3.5% of the outstanding shares of the common stock on the date the warrant was exercised (with such determination to be made on a fully diluted basis). This original warrant was exercisable, in whole only, at an exercise price of $1 million and was due to expire eighteen months after March 1, 1996; and (ii) the right to acquire additional shares of capital stock upon issuance by the Company of additional capital stock (except in certain specified cases) in order to maintain the same proportion of voting power of the Company as was owned prior to the issuance.

     McLaughlin Group LLC has also been granted certain demand and piggyback registration rights in connection with the shares issuable under the July 21, 1997 warrant. The Company has agreed to indemnify McLaughlin Group LLC against certain liabilities in connection with any shares so registered.

     Mark McLaughlin, a member of McLaughlin Group LLC, is president and a principal stockholder of McLaughlin International, Inc. ("MII"). MII served as a consultant to the Company pursuant to two engagement letters entered into on November 8, 1995 and May 17, 1996. The engagement letters provide that MII will act as a consultant to the Company in connection with certain strategic transactions, relating to the marketing and distribution of the Company's products and technology in Japan and to a select number of companies located principally in the United States, for a period of six months, subject to extension by mutual agreement. The November 8, 1995 engagement letter was extended for a further six month period. As compensation under the November 8, 1995 engagement letter, which covers Japan, MII, Inc. will receive for a period of seven years (in the case of revenues and royalties) or an indefinite period or one time payment (in the case of fees) a percentage of revenues, royalties and fees (with such percentages ranging from 5% to 10% dependent upon what and how much is received) received by the Company as a direct or indirect result of the efforts of MII. As additional compensation, MII will receive warrants to acquire 75,000 shares of common stock per each $1 million in fees received by the Company (not to exceed 750,000 warrant shares) plus bonus warrants to acquire 250,000 shares in the event the Company receives $20 million in fees, in each case as a direct or indirect result of the efforts of MII. Such warrants will be exercisable for a five-year term at a price equal to the lesser of $10 or 50% of the market price of the Company's stock on the date of issue. Shares of common stock issuable upon exercise of the warrants will carry customary registration rights. As compensation under the May 17, 1996 engagement letter, MII will receive, for the duration of the relationship (between the Company and the party introduced by the consultant), a percentage of up-front research and development fees/payments; equity private placement proceeds; service provider revenue/fees; and chip sales (with such percentages ranging from 4% to 8%) received by the Company as a direct or indirect result of the efforts of MII. To be entitled to a percentage compensation under either engagement letter, the revenue, payments, sales or fees must commence or be paid during the engagement period or during the twelve month period immediately following the engagement period. In November 1996 McLaughlin International Inc. declined to renew the engagement letters dated November 8, 1995 and May 17, 1996. As of September 1997 no business has been procured from any companies that are the subject of the engagement letters and no compensation payments are yet due.

     Effective May 7, 1997, June 4, 1997 and September 5, 1997 Jeremy Miles Simpson acquired from the Company, in private transactions, 79,126, 48,042 and 26,900 shares respectively of the Company's common stock. Consideration for the common stock was, approximately respectively, $162,000, $114,000 and $79,000 in cash. The price paid for the shares of common stock in each case was the market price prevailing on the respective dates. In addition, Mr. Simpson was granted options to acquire 50,000 shares of common stock at a price of $2.12 per share in respect of the May 7, 1997 transaction and 12,500 shares of common stock at a price of $2.37 per share in respect of the June 4, 1997 transaction. In both cases the options are exercisable at any time after six months from the date of the respective grants. The end of the option term in each case is five years from the date of the grant.

     See "Item 11. EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation" for additional relationships and related transactions.

     The Company believes that all transactions with officers, directors or affiliates to date are on terms no less favorable than those available from unaffiliated third parties. It is the Company's policy that all future transactions with officers, directors, or affiliates will be approved by members of the Company's Board of Directors not having an interest in the transaction and will be on terms no less favorable than could be obtained from unaffiliated third parties.

                            SELLING SECURITYHOLDERS

     The Notes registered hereby were issued and sold from June through October 1997 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D of the Securities Act to "accredited investors" as that term is defined by Rule 501 of Regulation D of the Securities Act. The Warrants registered hereby were issued in February 1997 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D of the Securities Act. The Warrants expire in January 2000. The Company granted an aggregate of 115,000 Options to nine employees. The Options, which expire in June 2002, were issued pursuant to Section 4(2) of the Securities Act. The Company is also registering an aggregate of 926,583 Underlying Shares issuable upon conversion of the Notes and exercise of the Warrants and Options, and 638,000 Additional Shares on behalf of certain Selling Securityholders.

     The Notes, Warrants, Options, Underlying Shares and Additional Shares of Common Stock may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors pursuant to this Prospectus. The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time after the effective date of this Registration Statement, at a conversion rate of one share of Common Stock per $3.00 of promissory note principal. The Notes are secured by certain assets of the Company. The Warrants are exercisable at $3.00 per share through January 2000. The Options are exercisable at prices ranging from $2.50 to $3.56 per share. Options for 70,000 shares of Common Stock are currently exercisable, with Options relating to 22,500 shares exercisable in June 1998 and Options relating to 22,500 shares exercisable in June 1999.

     The following table sets forth certain information with respect to the Selling Securityholders, including the amount of Securities beneficially owned by each Selling Securityholder prior to this offering and, where applicable, the number of shares of Common Stock beneficially owned by such Selling Securityholder upon the conversion or exercise of Notes, Warrants or Options. Except as otherwise provided, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because some of the Selling Securityholders may offer all or some portion of the Notes, Warrants, Options, Underlying Shares or Additional Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Notes or number of Warrants, Options, Underlying Shares or Additional Shares that will be held by the Selling Securityholders upon termination of any such sales.

     The following information pertains to the Notes and the Common Stock issuable upon conversion of the Notes:

                                                  PRINCIPAL AMOUNT OF        NUMBER OF SHARES OF COMMON
                                                   NOTES BENEFICIALLY         STOCK BENEFICIALLY OWNED
            SELLING SECURITYHOLDER              OWNED AND OFFERED HEREBY      AND OFFERED HEREBY(1)(2)
----------------------------------------------  ------------------------     --------------------------
Abedian, Bruce................................            12,000                        4,000
Bahneman, Scott and Helen.....................            24,000                        8,000
Buchan, Robert A. Jr..........................            18,000                        6,000

                                                  PRINCIPAL AMOUNT OF        NUMBER OF SHARES OF COMMON
                                                   NOTES BENEFICIALLY         STOCK BENEFICIALLY OWNED
            SELLING SECURITYHOLDER              OWNED AND OFFERED HEREBY      AND OFFERED HEREBY(1)(2)
----------------------------------------------  ------------------------     --------------------------
Capitol Bay Money Purchase Plan...............            36,000                       12,000
Capitol Bay 401K Plan.........................             6,000                        2,000
Chattin Daniel................................            20,000                        6,667
Chin, Stella and Marcellus Win................            48,000                       16,000
Chou, Georgia C...............................            24,000                        8,000
Coker Development, Inc........................            48,000                       16,000
Crider, Kelly.................................            48,000                       16,000
Crist Griffiths Schulz Biorn mpp Trust fbo R.
  Biorn.......................................            24,000                        8,000
Elara Ltd.....................................           192,000                       64,000
Ellis, David, IRA.............................            12,000                        4,000
Freewald, Bernard and Leah Z..................            24,000                        8,000
Gardiner, Blanche L...........................            24,000                        8,000
Geneovese, Anthony, IRA.......................            24,000                        8,000
Geneovese, Anthony and Sharon.................            24,000                        8,000
Giles, Jerry..................................            24,000                        8,000
Golden Pheasant LTD...........................           168,000                       56,000
Henninger, Steve..............................            24,000                        8,000
Hsu, Dr. Carl.................................            45,000                       15,000
Hunter, Grant and Marilyn A. TTEE.............            21,500                        7,167
Hunter, James and Shari.......................            24,000                        8,000
Hunter, Stephen A.,...........................            38,000                       12,667
International Commodities Brokers Limited.....            98,000                       32,667
J&S Asphalt...................................            18,000                        6,000
Jain Family Trust, dated 12/11/95.............            12,000                        4,000
Jain, Saurabh.................................            12,000                        4,000
Jet Resources, Inc............................            50,000                       16,667
Kashawagi, Warren, IRA........................            19,000                        6,334
Kashkooli, Fred, IRA..........................            24,000                        8,000
Keller, John and Norma........................            22,500                        7,500
Kelley, Larry D. and Mary Jane, IRA...........            50,000                       16,667
Kelley, Larry D. IRA..........................            50,000                       16,667
Kircher, Stephen..............................            12,000                        4,000
Leppeck, Robert and Julie.....................            24,000                        8,000
Lim, Raymond W................................            24,000                        8,000
Line, Dan.....................................            24,000                        8,000
Mahrouzadeh, Kamran...........................            12,000                        4,000
Martin, Daniel................................            22,500                        7,500
Matsinger, Herbert M. Jr., TTEE for the
  Matsinger, Irene LivingTrust,...............            51,000                       17,000
McBratney, Sean...............................            15,000                        5,000
McDonald Limited..............................            96,000                       32,000
Mirani, Suresh and Mohinani, Shoba de
  Mirani......................................           100,000                       33,334
Nelson, John L................................            12,000                        4,000
Netley Financial S.A..........................            20,000                        6,667
Nyman, Timonthy B. and Diana G., JRWROS.......            50,000                       16,667
Patterson, Stephen C., IRA....................            12,000                        4,000
Patterson, Virginia A., IRA...................            12,000                        4,000

                                                  PRINCIPAL AMOUNT OF        NUMBER OF SHARES OF COMMON
                                                   NOTES BENEFICIALLY         STOCK BENEFICIALLY OWNED
            SELLING SECURITYHOLDER              OWNED AND OFFERED HEREBY      AND OFFERED HEREBY(1)(2)
----------------------------------------------  ------------------------     --------------------------
Patterson, Stephen C. and Virginia A..........            24,000                        8,000
Pilegaard, Erik...............................            22,500                        7,500
Reilly, Patrick L.............................            12,000                        4,000
Reilly, Patrick L., IRA.......................            12,000                        4,000
Rossini, Greg A. and Zeree D..................            30,000                       10,000
Soares, Michael A.............................            12,000                        4,000
Taylor, Phillip...............................            12,000                        4,000
The Reeder Family Trust.......................            24,000                        8,000
Thomas, Stephen P.............................            45,000                       15,000
Waked, Nidal..................................            30,000                       10,000
Wallace, Susan................................            24,000                        8,000
Wiechers, Michael.............................            24,000                        8,000
Wells, Tommy D. and Judith A. Trust...........            25,000                        8,334
Weststyn, Jalin L. and Weststyn, Linda C.,
  Trust 1996..................................            93,750                       31,250
Whitmire, Melburn G...........................            92,500                       30,834
Vandesteeg, Javier............................            22,500                        7,500

---------------

(1) Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of one share of Common Stock per $3.00 of promissory note principal.

     The following information pertains to the Warrants and the Common Stock issuable upon exercise of the Warrants:

                                                    NUMBER OF WARRANTS     NUMBER OF SHARES OF COMMON
                                                    BENEFICIALLY OWNED      STOCK BENEFICIALLY OWNED
              SELLING SECURITYHOLDER                AND OFFERED HEREBY      AND OFFERED HEREBY(3)(4)
--------------------------------------------------  ------------------     --------------------------
Golden Pheasant, LTD..............................        12,000                     12,000
Jet Resources, Inc................................         5,000                      5,000
Kelley, Larry D...................................         5,000                      5,000
Kelley, Larry D. and Mary Jane JTWROS.............         5,000                      5,000
Mirani, Suresh and Shoba Mohini de Mirani.........        10,000                     10,000
Nyman, Timothy B. and Diana G.....................         5,000                      5,000
Waked, Nidal H....................................         3,000                      3,000

---------------

(3) Includes shares of Common Stock issuable upon exercise of the Warrants.

(4) Each Warrant is exercisable for one share of common Stock at an exercise price of $3.00.

     The following information pertains to 115,000 Options and the Common Stock issuable upon exercise of the Options:

                                                    NUMBER OF WARRANTS     NUMBER OF SHARES OF COMMON
                                                    BENEFICIALLY OWNED      STOCK BENEFICIALLY OWNED
              SELLING SECURITYHOLDER                AND OFFERED HEREBY      AND OFFERED HEREBY(5)(6)
--------------------------------------------------  ------------------     --------------------------
Armstrong, Christine .............................        15,000                     15,000
Kent, Robert .....................................         5,000                      5,000
Millard, Simon ...................................         5,000                      5,000
Pennycate, Christian .............................        15,000                     15,000
Phillips, Geoffrey ...............................        15,000                     15,000
Sadowski, Carol ..................................         5,000                      5,000
Tapp, Colin ......................................         5,000                      5,000
Watts, John ......................................        50,000                     50,000

---------------

(5) Includes shares of Common Stock issuable upon exercise of the Options.

(6) The Options are exercisable for one share of Common Stock at prices ranging from $2.50 to $3.56 per share.

     The following information pertains to 638,000 shares of Common Stock offered by certain Selling Securityholders:

                                                                 NUMBER OF SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                          SELLING SECURITYHOLDER                 AND OFFERED HEREBY
            ---------------------------------------------------  -------------------
            Forte Communications, Inc..........................         50,000
            McLaughlin Group LLC...............................        500,000
            Direct International Limited.......................         88,000

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Company will bear all costs relating to the offer and sale of the Securities, which are estimated to be approximately $102,825 except that the Selling Securityholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents, including Capital Bay Securities, who may receive compensation in the form of discounts, concessions or commission from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange, if any; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     Except as otherwise described herein, to the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by such holder hereunder or that such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and other such persons. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company will bear all costs relating to the offer and sale of the Securities, except that the Selling Securityholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. Common Stock

     As of October 6, 1997, there were 16,093,791 shares of Common Stock outstanding and 154 shareholders of record, excluding those held in street name.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Common Stock do not have any cumulative voting rights for the election of directors. Holders of Common stock are entitled to receive ratably such dividends, if any, as may be prescribed by the Board of Directors from time to time out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata all assets of the Company available for distribution to its shareholders after payment or provision for payment of debts and other liabilities of the Company. The shares of Common Stock are neither redeemable nor convertible. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Notes will be, fully paid and non-assessable.

NOTES

     The Company issued an aggregate of $2,299,750 convertible promissory notes bearing interest at the rate of 10% per annum and maturing on July 1, 1998 pursuant to a Confidential Investment Memorandum dated June 17, 1997. The Notes are convertible at the rate of one share of Common stock per $3.00 of promissory note principal at any time after the effective date of the Registration Statement. The Notes were issued pursuant to Rule 506 of Regulation D of the Securities Act, to accredited investors only as that term is defined in Rule 501 of Regulation D. The Notes are secured by certain assets of the Company.

WARRANTS

     The Warrants were issued as partial consideration to purchasers of certain promissory notes of the Company and entitle the holders thereof to purchase an aggregate of 45,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. The Warrants expire in January 2000.

OPTIONS

     The Company issued Options to certain employees to purchase an aggregate of 115,000 shares of Common Stock. Options to purchase 70,000 shares of Common Stock are exercisable at $2.50 share and Options to purchase 45,000 shares of Common Stock are exercisable at $3.56 per share. Options for 70,000 shares of Common Stock are currently exercisable, with Options relating to 22,500 shares exercisable in June 1998 and Options relating to 22,500 shares exercisable in June 1999. The Options expire in their entirety in June 2002.

TRANSFER AGENT

     The transfer agent for the Common Stock is American Securities Transfer & Trust, Inc 1825 Lawrence Street, Denver, Colorado 80202-1817.

                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     It is the position of the Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company , that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of October 6, 1997, the Company has outstanding an aggregate of 16,093,791 shares of Common Stock of which 9,904,476 are "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in that such Common Stock was purchased or acquired by such stockholders of the Company in transactions not involving a public offering.

     In general, these restricted shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including the exemption provided by Rule 144. Under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calender weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares of Common Stock without compliance with the foregoing requirements of Rule 144.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Bondy & Schloss LLP, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of June 30, 1994, 1995, 1996 and 1997 incorporated by reference in this Prospectus and included elsewhere in the Registration Statement have been audited by Moore Stephens Lovelace, P.L., independent certified public accountants, as indicated in their report included herein. Such Consolidated Financial Statements have been included in reliance upon the authority of said firm as experts in accounting and auditing.

                        MSU CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                    CONTENTS

                                                                                       PAGE
                                                                                      ------
Report of Independent Certified Public Accountants..................................    F-2
Financial Statements:
  Consolidated Balance Sheets.......................................................    F-3
  Consolidated Statements of Operations.............................................    F-4
  Consolidated Statements of Changes in Shareholders' Deficit.......................    F-5
  Consolidated Statements of Cash Flows.............................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MSU CORPORATION
Central Milton Keynes, England

     We have audited the accompanying consolidated balance sheets of MSU Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSU Corporation and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered and continues to suffer significant losses from its operations, has an accumulated deficit and revenue and cash flows from its operations have not developed to the point where the Company can internally fund its operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          MOORE STEPHENS LOVELACE, P.L.
                                          Certified Public Accountants

Orlando, Florida
August 28, 1997

                        MSU CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996

                                     ASSETS

                                                                      1997             1996
                                                                  -------------     -----------
Current assets:
  Cash and cash equivalents.....................................  $     859,238     $    54,805
  Accounts receivable...........................................        105,842          11,529
  Inventory.....................................................         12,325              --
  Prepaid expenses and other....................................        144,554          58,035
                                                                    -----------     -----------
          Total current assets..................................      1,121,959         124,369
Equipment, net of accumulated depreciation of $41,764 in 1997
  and $47,191 in 1996...........................................         76,305          39,887
Other assets:
  Deferred financing costs, net of accumulated amortizations of
     $13,201                                                            803,077              --
  Deferred registration costs...................................         85,000              --
                                                                    -----------     -----------
                                                                        888,077              --
                                                                    -----------     -----------
          Total assets..........................................  $   2,086,341     $   164,256
                                                                    ===========     ===========

                             LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Bank overdraft................................................  $     131,595     $        --
  Current portion of long-term debt.............................        162,680              --
  Shareholder advance payable...................................      1,400,000       1,400,000
  Note payable..................................................        250,000              --
  Accounts payable and accrued liabilities......................        713,461         572,294
  Related-party payable.........................................         20,239           7,680
                                                                    -----------     -----------
          Total current liabilities.............................      2,677,975       1,979,974
Long-term debt..................................................      1,829,742              --
Commitments and contingencies
Shareholders' deficit:
  Common stock, $0.01 par value; 50,000,000 shares authorized;
     15,986,891 and 15,534,722 shares issued and outstanding at
     June 30, 1997 and 1996, respectively.......................        159,869         155,347
  Additional paid-in capital....................................      4,456,560       2,984,081
  Cumulative translation adjustments............................         94,701          70,651
  Accumulated deficit...........................................     (7,132,506)     (5,025,797)
                                                                    -----------     -----------
          Total shareholders' deficit...........................     (2,421,376)     (1,815,718)
                                                                    -----------     -----------
          Total liabilities and shareholders' deficit...........  $   2,086,341     $   164,256
                                                                    ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        MSU CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                          1997            1996            1995
                                                       -----------     -----------     ----------
Revenues.............................................  $ 1,479,911     $   392,693     $1,595,856
Expenses:
  Cost of revenues...................................      650,790          65,795        604,058
  Selling, general and administrative................    1,485,577         403,636        520,196
  Depreciation.......................................       43,709          31,545         20,996
  Interest expense...................................       26,380          45,491         35,050
  Research and development...........................    1,386,340       1,248,186      1,297,374
                                                        ----------      ----------      ---------
  Total expenses.....................................    3,592,796       1,794,653      2,477,674
                                                        ----------      ----------      ---------
Operating loss.......................................   (2,112,885)     (1,401,960)      (881,818)
Nonoperating income:
  Interest income....................................        6,176           5,199          3,399
                                                        ----------      ----------      ---------
Net loss.............................................  $(2,106,709)    $(1,396,761)    $ (878,419)
                                                        ==========      ==========      =========
Loss per common share................................  $     (0.13)    $     (0.10)    $    (0.07)
                                                        ==========      ==========      =========
Weighted average number of common shares
  outstanding........................................   15,700,000      14,494,000     12,508,000
                                                        ==========      ==========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                        MSU CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                     COMMON STOCK
                                                    $0.01 PAR VALUE      ADDITIONAL
                                                 ---------------------     PAID-IN     ACCUMULATED
                                                   SHARES      AMOUNT      CAPITAL       DEFICIT
                                                 ----------   --------   -----------   -----------
Balance -- June 30, 1994.......................  10,196,380   $101,964   $   805,492   $(2,750,617)
  Issuance of common shares....................   2,738,342     27,383       268,589            --
  Translation adjustments......................          --         --            --            --
  Net loss.....................................          --         --            --      (878,419)
                                                 ----------   --------   -----------   -----------
Balance -- June 30, 1995.......................  12,934,722    129,347     1,074,081    (3,629,036)
  Issuance of common shares....................   2,600,000     26,000     1,888,500            --
  Collection of stock subscriptions
     receivable................................          --         --            --            --
  Issuance of options to purchase 100,000
     shares of common stock....................          --         --        21,500            --
  Translation adjustments......................          --         --            --            --
Net loss.......................................          --         --            --    (1,396,761)
                                                 ----------   --------   -----------   -----------
Balance -- June 30, 1996.......................  15,534,722    155,347     2,984,081    (5,025,797)
  Issuance of common shares....................     452,169      4,522     1,472,479            --
  Translation adjustments......................          --         --            --            --
  Net loss.....................................          --         --            --    (2,106,709)
                                                 ----------   --------   -----------   -----------
Balance -- June 30, 1997.......................  15,986,891   $159,869   $ 4,456,560   $(7,132,506)
                                                 ==========   ========   ===========   ===========

                                                          STOCK         CUMULATIVE          TOTAL
                                                      SUBSCRIPTIONS     TRANSLATION     SHAREHOLDERS'
                                                       RECEIVABLE       ADJUSTMENTS        DEFICIT
                                                      -------------     -----------     -------------
Balance -- June 30, 1994............................    $      --       $    56,261      $ (1,786,900)
  Issuance of common shares.........................     (225,000)               --            70,972
  Translation adjustments...........................           --           (25,912)          (25,912)
  Net loss..........................................           --                --          (878,419)
                                                        ---------       -----------       -----------
Balance -- June 30, 1995............................     (225,000)           30,349        (2,620,259)
  Issuance of common shares.........................           --                --         1,914,500
  Collection of stock subscriptions receivable......      225,000                --           225,000
  Issuance of options to purchase 100,000 shares of
     common stock...................................           --                --            21,500
  Translation adjustments...........................           --            40,302            40,302
  Net loss..........................................           --                --        (1,396,761)
                                                        ---------       -----------       -----------
Balance -- June 30, 1996............................           --            70,651        (1,815,718)
  Issuance of common shares.........................           --                --         1,477,001
  Translation adjustments...........................           --            24,050            24,050
  Net loss..........................................           --                --        (2,106,709)
                                                        ---------       -----------       -----------
Balance -- June 30, 1997............................    $      --       $    94,701      $ (2,421,376)
                                                        =========       ===========       ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        MSU CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                         1997            1996            1995
                                                      -----------     -----------     ----------
Cash flows from operating activities
  Net loss..........................................  $(2,106,709)    $(1,396,761)    $ (878,419)
Adjustments to reconcile net loss to net cash used
  in operating activities
  Depreciation......................................       43,709          31,545         20,996
  Non-cash expense related to issuance of stock
     purchase options...............................           --          21,500             --
  (Increase) decrease in accounts receivable, net...      (93,495)         36,907         15,533
  (Increase) decrease in inventories................      (12,325)             --         10,205
  Decrease (increase) in prepaid expenses...........      (82,401)        (15,076)        16,918
  Increase in other assets..........................     (888,077)             --             --
  Increase (decrease) in accounts payable and
     accrued liabilities............................      216,329         (87,414)       201,127
  Increase (decrease) in related-party payable......       12,013          (5,462)        13,276
                                                      -----------     -----------      ---------
          Total adjustments.........................     (804,247)        (18,000)       278,055
                                                      -----------     -----------      ---------
  Net cash used in operating activities.............   (2,910,956)     (1,414,761)      (600,364)
Cash flows from investing activities
  Acquisitions of equipment, net....................      (77,299)        (31,163)        (6,693)
Cash flows from financing activities
  Proceeds from (repayments of) borrowings, net.....    2,374,017        (861,937)       753,328
     Issuance of common stock.......................    1,477,001       2,139,500         70,972
                                                      -----------     -----------      ---------
     Net cash provided by financing activities......    3,851,018       1,277,563        824,300
Effect of exchange rate changes.....................      (58,330)         (4,652)           429
                                                      -----------     -----------      ---------
     Net increase (decrease) in cash................      804,433        (173,013)       217,672
Cash and cash equivalents at beginning of year......       54,805         227,818         10,146
                                                      -----------     -----------      ---------
Cash and cash equivalents at end of year............  $   859,238     $    54,805     $  227,818
                                                      ===========     ===========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                        MSU CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT RISKS

  Organization and Basis of Presentation

     In October 1994, MSU Corporation, formerly Capital Acquisition Company, acquired, through the issuance of 9,422,222 shares of its common stock, the outstanding capital stock of MSU Public Limited Company (MSU Plc.), a private company organized and based in the United Kingdom, which owns all of the capital stock of MSU (UK) Limited (MSU Plc. and MSU (UK) Limited together referred to as
MSU). This transaction has been presented in the accompanying consolidated financial statements as a recapitalization of MSU, with MSU as the acquirer (a reverse acquisition) and, accordingly, the historical consolidated financial statements through the date of the transaction are those of MSU. Shareholders' deficit reflects the equivalent number of common shares received in the recapitalization, and all references in the financial statements with regard to number of shares of common stock have been restated to give retroactive effect to the transaction.

     MSU Corporation operates primarily through MSU (UK) Limited, which is principally engaged in the design and development of computer chips and chipsets for use in consumer electronic products.

     In February 1997, MSU US Operations, Inc. was incorporated in North Carolina to act as a sales company marketing and selling products developed by MSU. All of the outstanding common stock of this company is owned by MSU Corporation.

     The consolidated financial statements include the accounts of MSU Corporation, MSU Plc., MSU (UK) Limited and MSU US Operations, Inc. (collectively, the Company). All significant intercompany accounts have been eliminated in the consolidated financial statements.

  Significant Risks

     The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended June 30, 1997, 1996 and 1995, the Company incurred net losses of $2,106,709, $1,396,761 and $878,419, respectively. At June 30, 1997, the Company had an accumulated deficit of approximately $7,133,000. Additionally, the Company has had recurring negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management's plans with regard to these matters include increased cash flows from operations through further development, upgrade and marketing of its chips and products, the issuance of additional shares of the Company's common stock or debt securities in exchange for proceeds, which may be used to provide the working capital needed to commercially exploit the Company's core technologies. The Company also intends to develop its infrastructure and organization to support its enhanced operations as funds become available. In 1996, contracts were concluded with American Interactive Media, Inc. for the development of customized Internet Access Devices and for the formation of a joint venture to market the Company's technology in the United States. Additionally, an agreement has been negotiated which provides for Mitac, Inc. to manufacture and market customized Internet Access Devices using the Company's proprietary technology. However, there can be no assurance that management will be successful in the implementation of its plans. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Cash equivalents include all highly liquid investments convertible into known amounts of cash with an original maturity when purchased of three months or less.

  Equipment

     Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment, generally four years.

  Inventory

     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory is comprised of Internet Access Devices, which are available for sale as production samples.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 4).

  Revenue Recognition

     The Company enters into development arrangements with certain customers to design computer chips and chipsets using existing and enhanced technology, which are suitable for use in the customer's application. The Company's development arrangements are generally performed under contractual arrangements which stipulate the Company's fee as certain performance criteria are met. The Company recognizes these development fees when its customers acknowledge that the fee has been earned by accepting the Company's work product. Development fees and related support services fees revenue recognized by the Company amounted to approximately $544,000, $368,000 and $772,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

     Certain arrangements provide for the customer to pay a royalty or licensing fee. Such fees are to be paid to the Company if the customer uses the Company's work product in commercial applications. Such royalties and fees earned by the Company in the year ended June 30, 1997, amounted to approximately $139,000. In the years ended June 30, 1996 and 1995, none of the arrangements resulted in royalty or licensing revenue to the Company.

     Revenue from the sale of chipset products to customers is recognized at the time the products are shipped.

  Deferred Financing Costs

     The costs attributable to the issuance of convertible promissory notes have been deferred and are being amortized over the term of the notes. The unamortized costs at June 30, 1997 are included in other assets. Any unamortized costs at the date of conversion of the securities will be charged against additional paid-in capital (see Note 8).

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Deferred Registration Costs

     Legal, accounting and other costs related to the Company's proposed registration of shares (see Note 10) are capitalized as deferred registration costs. These costs will be offset against the anticipated conversion of the Company's 10% convertible promissory notes.

  Net Loss Per Share

     Net loss per common share is computed based upon the weighted average number of common shares and common share equivalents outstanding during each period, as restated for the reverse acquisition effected in October 1994. Common share equivalents represent shares issuable upon the assumed exercise of stock options or conversion of convertible debt. Common share equivalents are not considered in calculations of per share data when their inclusion would be anti-dilutive.

  Translation of Foreign Currency

     For the Company's operations outside of the U. S. that prepare financial statements in currencies other than the U. S. dollar, the Company translates statements of operations amounts at the average exchange rates for the year. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date. Resulting translation adjustments are presented as a separate component of shareholders' deficit.

  Credit Risk and Fair Value of Financial Instruments

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposited in a financial institution and accounts receivable. The Company primarily maintains its cash in bank deposit accounts in the United Kingdom, which are not insured. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash and cash equivalents.

     Financial instruments reflected in the Company's balance sheets at June 30, 1997 and 1996 include cash and cash equivalents, notes payable, and other borrowings. The carrying amount of cash and cash equivalents, notes payable and other short-term borrowings approximates fair value because of the short maturity of those instruments. Because of the circumstances and the nature of the Company's relationship with its creditors, it was not practical to estimate the fair value of the $1,400,000 shareholder advance payable (see Note 3).

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- RELATED-PARTY TRANSACTIONS

     Prior to June 30, 1994, the Company was advanced a total of $2,159,910 from a previously unrelated third party, of which $759,910 was contributed to capital when the Company agreed to accept this amount as consideration for the issuance of 2,208,333 shares of its common stock pursuant to a March 1994 agreement. As of June 30, 1997, the $1,400,000 remaining balance of the advance remains unpaid. The advance is

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 3 -- RELATED-PARTY TRANSACTIONS (CONTINUED) noninterest bearing, unsecured and is due and payable, under the terms of the borrowing, when the Company is reasonably able to do so without jeopardizing its financial condition.

     The Company has received services from a law firm in which a director of the Company is employed. Amounts charged to operations for these legal services during the years ended June 30, 1997, 1996 and 1995, approximated $117,000, $44,000 and $33,000, respectively.

     In November 1995, the Company entered into a consulting agreement with a company indirectly controlled by one of its shareholders. The consulting agreement provides, among other things, for the consultant to provide services to the Company in connection with the marketing and distribution of the Company's products and technology to certain potential customers and markets. As compensation, the consultant will receive a fee to be calculated as a percentage of the Company's revenues, if any, attributable to the consultant's efforts. In addition, the consultant may receive warrants to acquire up to an aggregate of 1,000,000 shares of the Company's common stock, if certain revenue criteria are met. The warrants, if issued, will be exercisable over a five-year period at a price per share equal to the lesser of $10 or 50% of the market value of the Company's common stock on the date of issuance of the warrants. During the years ended June 30, 1997 and 1996, no fees were incurred under this agreement.

     The Company has also entered into a marketing agreement with an individual who is a director of a principal shareholder of the Company. The agreement provides, among other things, for the individual to receive compensation based upon revenue attained by the Company, as a result of transactions attributable to the individual's efforts. Compensation under the agreement will consist of from 5% to 10% of such revenue plus warrants to acquire 75,000 shares of the Company's common stock for each $1 million of revenue attained, with an exercise price of 50% of market value at the time the warrants are issued, up to a maximum of 300,000 shares. No expense has been incurred under this agreement through June 30, 1997.

     In July 1994, a director loaned the Company approximately $68,000. The loan is unsecured, bears no interest and has no defined terms for repayment.

     In September 1996, a trust in which a director has an interest loaned the Company approximately $163,000 (see Note 8). The loan is unsecured, bears no interest, and has no defined terms for repayment. As consideration for this, the Company has granted to the trustees an option over a five-year period to subscribe for 100,000 shares of the Company's common stock with an exercise price of $2.12, being the market value of the Company's common stock at the date of grant of the options.

NOTE 4 -- INCOME TAXES

     As of June 30, 1997, the Company has a U. S. net operating loss carryforward of approximately $5,000 available to offset future taxable income. The net operating loss carryforward expires ratably through the year 2010. Under U.S. federal tax law, certain changes in ownership of a company may cause a limitation on future utilization of these loss carryforwards.

     As of June 30, 1997, the Company's subsidiaries have a United Kingdom net operating loss carryforward of approximately $6 million, which carries forward indefinitely under United Kingdom tax laws.

     Deferred tax assets resulting from the Company's United Kingdom income tax loss carryforwards were approximately $1.8 million and $1.2 million at June 30, 1997 and 1996, respectively. The Company has established a valuation allowance to fully offset these deferred tax assets, as their future realization is uncertain.

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 5 -- STOCKHOLDERS' DEFICIT

     During the year ended June 30, 1995, the Company issued, in private transactions, an aggregate of 2,738,342 shares of its common stock in exchange for proceeds of $570,972. Of this amount, $70,972 was received in cash at the time of the transactions and $500,000 was received in the form of notes receivable, which were originally recorded as subscriptions receivable, reducing shareholders' equity. As of June 30, 1996, of the $500,000 stock subscriptions receivable, only $225,000 was subsequently collected. As a result, the balance of the stock subscriptions receivable was charged to additional paid-in capital.

     During the year ended June 30, 1996, the Company issued, in private transactions, an aggregate of 2,600,000 shares of its common stock in exchange for proceeds of $2,359,500. Of this amount, $1,297,500 was received in the form of notes receivable, which were originally recorded as stock subscriptions receivable, reducing shareholders' equity. Subsequent collections on the notes receivable amounted to $852,500. The $445,000 balance of the notes receivable has not been collected and the notes are in default. As a result, the balance of the notes representing stock subscriptions have been charged to additional paid-in capital.

     During the year ended June 30, 1997, the Company issued, in private transactions, an aggregate of 452,169 shares of common stock in exchange for net proceeds of approximately $1,477,000. Gross proceeds of approximately $1,527,000 were offset by $50,000 of legal fees relating to the stock issuances. Of this amount, approximately $1,027,000 was received in cash at the time of the transactions, approximately $50,000 was received in the form of consulting services, and $450,000 of stock was issued to the placement agent as partial compensation for the issuance of the 10% convertible notes (see Note 8).

     In July 1997, warrants to purchase 20,000 shares of the Company's common stock were exercised (see Note 6).

NOTE 6 -- STOCK OPTIONS AND WARRANTS

     During the year ended June 30, 1996, the Company issued to a consultant warrants to purchase up to 100,000 shares of the Company's restricted common stock at an exercise price of $1.00 per share. Compensation charged to operations in the year ended June 30, 1996 related to these warrants amounted to $21,500, which represents the difference between the market price of 100,000 shares of the Company's common stock on the date the options were granted, discounted at 50% for the restrictions, and the $1.00 option exercise price. In December 1996, 50,000 shares subject to these warrants were purchased.

     In connection with the private placement of 1,600,000 shares of its common stock in 1996, the Company issued a warrant, which is exercisable through September 1, 1997, to purchase 3.5% of the then outstanding shares (calculated on a fully diluted basis) of the Company's common stock for consideration of $1,000,000. The warrant was subject to certain anti-dilution provisions. In July 1997, in consideration for the cancellation of the warrant and anti-dilutive provisions relating to the private placement of 1,600,000 shares of the Company's common stock, the Company issued a new warrant to purchase 650,000 shares of the Company's common stock for $650,000. This warrant is exercisable through July 2002.

     In February 1997, the Company entered into a "Placement Agent Agreement and a Bridging Loan Agreement," which provided for the issuance to the Company of a bridging loan of $600,000 in advance of the offering of approximately $2,000,000 of convertible notes (see Note 8). In accordance with these agreements, the Company has issued warrants to the placement agent for 10,000 shares of the Company's common stock, exercisable from May 1997 to May 2000 at a price of $3.00 per share and to the bridge loan noteholders for 60,000 shares of the Company's common stock exercisable at $3.00 per share through January 2000.

     In May 1997, the Company issued to a consultant a warrant to purchase up to 150,000 shares of the Company's common restricted stock at an exercise price of $2.00 per share. No compensation expense was

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 6 -- STOCK OPTIONS AND WARRANTS (CONTINUED) recorded for these options, as management believes the restrictions associated with any shares received by the option grantees on exercise will subject those shares to a discount from unrestricted market value.

     In July 1997, the Company granted options to nine of its employees to acquire an aggregate of 50,000 shares of the Company's common stock at an exercise price of $3.56 per share. The option term is as follows: options relating to 25,000 shares are exercisable on June 30, 1998; options relating to 25,000 shares are exercisable on June 30, 1999. The options expire in June 2002.

     Activity related to the Company's stock options during the years ended June 30, 1994, 1995, 1996 and 1997, was as follows:

                                                                       OUTSTANDING OPTIONS
                                                                       -------------------
                                                                            WEIGHTED
                                                                             AVERAGE
                                                         NUMBER OF          EXERCISE
                                                          SHARES              PRICE
                                                         ---------     -------------------
        June 30, 1994..................................         --               --
          Grants.......................................    115,000            $2.50
          Exercises....................................         --               --
          Cancellations................................    (65,000)           $2.50
                                                         ---------
        June 30, 1995..................................     50,000            $2.50
          Grants.......................................    340,000            $4.77
          Exercises....................................         --               --
          Cancellations................................    (10,000)           $2.50
                                                         ---------
        June 30, 1996..................................    380,000            $4.47
          Grants.......................................  1,622,500            $1.70
          Exercises....................................         --               --
          Cancellations................................         --               --
                                                         ---------
        June 30, 1997..................................  2,002,500            $2.22
                                                         =========
          Options Exercisable at: June 30, 1997........  1,332,000            $2.23
                                                         =========

     The range of exercise prices for options outstanding at June 30, 1997 was $1.00 to $5.00. The following table summarizes information about options outstanding at June 30, 1997:

                                                                     OUTSTANDING OPTIONS
                                                                 ----------------------------
                                                                    WEIGHTED         WEIGHTED
                                                                     AVERAGE         AVERAGE
                                                   NUMBER OF       CONTRACTUAL       EXERCISE
                RANGE OF EXERCISE PRICES            SHARES       LIFE (IN YEARS)      PRICE
        -----------------------------------------  ---------     ---------------     --------
        1.00 to $2.50............................  1,592,500           4.6            $ 1.48
        3.00 to $5.00............................    410,000           4.1            $ 4.52
                                                   ---------
                                                   2,002,500           4.5            $ 2.22
                                                   =========

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 6 -- STOCK OPTIONS AND WARRANTS (CONTINUED)

                                                                        EXERCISABLE OPTIONS
                                                                        -------------------
                                                                             WEIGHTED
                                                                              AVERAGE
                                                          NUMBER OF          EXERCISE
                    RANGE OF EXERCISE PRICES               SHARES              PRICE
        ------------------------------------------------  ---------     -------------------
        1.00 to $2.50...................................    962,000            $1.21
        3.00 to $5.00...................................    370,000            $4.54
                                                          ---------
                                                          1,332,000            $2.23
                                                          =========

     SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued during 1995 and is effective for the year ended June 30, 1997. This pronouncement establishes financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules are required to disclose net income and earnings per share under the new method on a pro forma basis. The Company has adopted the disclosure provisions of SFAS
123. The fair value of the options granted during the fiscal years ended June 30, 1997 and 1996 reported below has been estimated at the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                         1997     1996
                                                                         ----     ----
        Expected life (in years).......................................    5        5
        Risk-free interest rate........................................  6.0 %    6.0 %
        Volatility.....................................................  135%     171%
        Dividend yield.................................................  0.0 %    0.0 %

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                               1997            1996
                                                            -----------     -----------
        Pro forma net loss................................  $(3,430,000)    $(1,406,000)
        Pro forma loss per share..........................  $     (0.22)    $     (0.10)

     The effects on pro forma disclosures of applying SFAS 123 are not necessarily indicative of the effects on pro forma disclosures of future years.

NOTE 7 -- SHORT-TERM BORROWINGS

     The Company has borrowed funds from time to time for working capital under various secured credit facilities with its principal bank. These borrowings have generally provided for interest on outstanding amounts at a rate of 3% above the financial institution's prime rate. All such borrowings and bank overdrafts are subject to the bank's discretion and are collateralized by a floating debenture on substantially all of the assets of the Company and are payable on demand.

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 7 -- SHORT-TERM BORROWINGS (CONTINUED)
     In July 1997, the Company repaid the $250,000 noninterest-bearing note payable and issued to the holder thereof 25,000 shares of its restricted common stock.

NOTE 8 -- LONG-TERM DEBT

     During the year ended June 30, 1997, the Company issued approximately $1,830,000 of 10% convertible promissory notes (the Notes). Interest is payable quarterly and the Notes mature July 1, 1998. The Notes are collateralized by the assets of the Company and are convertible into shares of the Company's common stock at a rate of one share of common stock for each $3.00 of Note principal converted. Proceeds received by the Company, net of offering costs, approximated $1,524,000.

     Subsequent to June 30, 1997, the Company issued an additional $470,000 of the Notes. The Company used approximately $600,000 of the proceeds to repay certain bridge financing that it incurred during the year ended June 30, 1997 (see Note 6).

     In August 1996, the Company received a loan in the amount of approximately $163,000 from its employee trust (see Note 9). The loan is unsecured, bears no interest, and has no defined terms for repayment.

          Long-term debt consists of the following at June 30, 1997 and 1996:

                                                                 1997           1996
                                                              ----------     ----------
        Convertible 10% promissory notes, interest payable
          quarterly, maturing July 1, 1998, collateralized
          by assets of the Company, convertible into shares
          of the Company's common stock at a rate of one
          share for each $3.00 of note principal
          converted.........................................  $1,829,742     $       --
        Unsecured, noninterest-bearing note payable, no
          specified date for repayment......................     162,680             --
                                                              ----------     ----------
                                                               1,992,422             --
        Less: current portion...............................    (162,680)            --
                                                              ----------     ----------
                  Total long-term debt......................  $1,829,742     $       --
                                                              ==========     ==========

     Maturities of long-term debt subsequent to June 30, 1997, are approximately as follows:

                              YEAR ENDING JUNE 30,                       AMOUNT
            ---------------------------------------------------------  ----------
            1998.....................................................  $  160,000
            1999.....................................................   1,830,000
            2000.....................................................          --
            2001.....................................................          --
            2002.....................................................          --
            Thereafter...............................................          --
                      Total..........................................  $1,990,000
                                                                       ==========

     Cash paid for interest was approximately $26,000, $45,000 and $35,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office space under operating leases entered into during 1996 and 1997, which expire through March 2001. Future minimum rental payments and service charges required under the leases at June 30, 1997, are approximately as follows:

                               YEAR ENDING JUNE 30,                      AMOUNT
            -----------------------------------------------------------  -------
            1998.......................................................   93,000
            1999.......................................................   93,000
            2000.......................................................   88,000
            2001.......................................................   61,000

     For the years ended June 30, 1997, 1996 and 1995, rent expense totaled approximately $54,000, $26,000 and $24,000, respectively.

  Employment Agreements

     In 1994, the Company entered into employment agreements with each of its executive officers requiring the payment of aggregate minimum annual salaries of approximately $355,000 until August 31, 1997. The agreements are rolling-term agreements and automatically renew for a further three-year term at the expiration of each year. A portion of the minimum salary requirements were waived by two of the officers for the first three years of the employment term.

     In January 1997, the Company entered into an employment agreement with one of its executive officers requiring payment of an aggregate minimum annual salary of approximately $108,000 until June 30, 1997. As part of the employment agreement, the executive officer was issued stock options to purchase 100,000 shares of the Company's common stock at a price per share equal to the market value of the stock as of the date of grant. This agreement requires a six-month notice to terminate by either party. A portion of the minimum salary requirement was waived by the officer for the first six months of the employment term. In addition, in January 1997, the Company entered into an employment agreement with another one of its executive officers requiring payment of an aggregate minimum annual salary of approximately $125,000. This agreement requires a six-month notice to terminate by either party. As part of the employment agreement, the executive officer was issued stock options to purchase 100,000 shares of the Company's common stock at a price per share equal to the market value of the stock as of the date of grant. The executive officer shall also receive up to an additional 200,000 stock options under this agreement, if certain stock prices are achieved and maintained by the Company.

  Concentrations

     Revenues for the years ended June 30, 1997, 1996 and 1995 were generated from a small number of customers, the loss of any one of which could have a material adverse effect on the Company's business.

     The Company presently has only one supplier manufacturing customized Internet Access Devices using its chips and software. Should the supplier cease production, the Company could be adversely affected.

                        MSU CORPORATION AND SUBSIDIARIES

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company's revenue, by geographic region, during the years ended June 30, were approximately as follows:

                        LOCATION                     1997          1996          1995
        ----------------------------------------  ----------     --------     ----------
        Europe..................................  $       --     $110,000     $  440,000
        Far East................................     730,000           --        640,000
        North America...........................     750,000      280,000        520,000
                                                  ----------     --------     ----------
                                                  $1,480,000     $390,000     $1,600,000
                                                  ==========     ========     ==========

  Contested Liability

     In November 1994, the Company received a written demand from a third party for $75,000, plus additional unspecified amounts based upon an alleged breach of contract. The Company has advised the third party that it did not believe it has any liability since the third party failed to perform in accordance with the contract and that the contract was of no further effect. The ultimate outcome of this matter and the amount of damages, if any, that may ultimately be incurred cannot presently be determined, and no provision for liability has been made in the accompanying consolidated financial statements.

  Employee Trust

     As of June 30, 1997 and 1996, 2,914,444 and 2,944,444 shares of the
Company's common stock were held by an employee trust (the Trust), whose beneficiaries are substantially all the employees of the Company. Contributions to the Trust are at the discretion of the Company's Board of Directors. During the years ended June 30, 1997 and 1996, the Company made no contributions to the Trust.

  Other

     The Company does not have access to certain of its corporate records, other than drafts and copies of certain documents, for the period from approximately September 1994 through December 1995, making it difficult for the Company to conclude that certain corporate matters were properly effected. Current management believes that all matters during this period were effected properly, including approval of the reverse acquisition of Capital Acquisition Corporation by MSU, Plc. (see Note 1). The corporate records for the aforementioned period are in the possession of one of the Company's former law firms, which has refused to release such records until amounts allegedly due such firm are paid. The Company is contesting the amount allegedly due that firm based on the Company's belief that it was billed for services that were not authorized by the Company. The ultimate outcome of these matters and the amount of damages, if any, that may ultimately be incurred cannot presently be determined. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of these uncertainties.

     The Company continues to review the adequacy of its insurance coverage. Presently, the Company believes that its insurance coverage may be inadequate in light of current and prospective agreements. However, management continues to endeavor to obtain adequate coverage, although no assurance can be given that adequate insurance will be obtained.

NOTE 10 -- REGISTRATION OF SHARES

     The Company intends to file a registration statement on Form S-1 under the Securities Act of 1933, as amended, for the purpose of registering shares of common stock that are issuable upon the conversion of the Company's 10% convertible promissory notes (see Note 8) and to register 218,000 shares of common stock to be sold by certain selling shareholders.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATIONAL REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AND SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   12
Market Price of Common Stock..........   13
Selected Consolidated Financial
  Data................................   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Business..............................   19
Management............................   29
Executive Compensation................   30
Principal Shareholders................   36
Certain Transactions..................   37
Selling Securityholders...............   39
Plan of Distribution..................   42
Description of Securities.............   44
Disclosure of Commission Position of
  Indemnification for Securities Act
  Liabilities.........................   44
Shares Eligible for Future Sale.......   45
Legal Matters.........................   45
Experts...............................   45
Index to Financial Statements and
  Supplementary Data..................  F-1

             ======================================================
             ======================================================

                                MSU CORPORATION
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                           , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be borne by the Company (also referred to herein as the Registrant) in connection with the Securities offered hereby:

        SEC registration fee..............................................  $  1,325
        Legal fees and expenses...........................................    75,000
        Accounting fees...................................................     4,500
        Printing and engraving expenses...................................    12,000
        Miscellaneous.....................................................    10,000
                                                                             -------
                  Total fees and expenses.................................  $102,825
                                                                             =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "FBCA"), in general, allows corporations to indemnify their directors and officers against expenses actually and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The FBCA also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made if a judgement or other final adjudication establishes that such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the FBCA; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     It is the position of the Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

     The following shares of Common Stock were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

     On November 10, 1994, the Company issued the following shares of Common Stock to the individuals listed pursuant to the Exchange Agreement with MSU Public Limited Company and Capital Acquisition Company:

                                    NAME                           NUMBER OF SHARES
            -----------------------------------------------------  ----------------
            Wynford Peter Holloway...............................      2,208,333
            M.E. Baxter..........................................        141,022
            Robert William Kent..................................        141,022
            Keith C. Hall........................................        515,277
            William Derek Snowdon................................        515,277
            Trustees MSU Employees...............................      2,944,444
            TXC Corporation......................................      2,208,333
            Shield Capital Ltd...................................        159,625
            Martin Brennan.......................................        441,667
            Fairbairn & Greystoke................................         60,000
            Hull Investments Ltd.................................         87,222

     In November 1994, the Company issued Martin Miller 150,000 shares of Common Stock as partial compensation for placement agent services in connection with a Regulation S offering.

     On June 21, 1995, the Company issued Brae Ltd 100,000 shares of Common Stock for $227,250.

     In January and February 1996, the Company issued McLauglin Group, LLC 800,001 and 799,999 shares of Common Stock, respectively, for an aggregate offering price of $1,000,000.

     On December 30, 1996, the Company issued 125,001 shares of Common Stock to Harris Ltd. for 750,000.

     On December 31, 1996, the Company issued 50,000 shares of Common Stock to Irving Goldstein in a warrant exchange transaction at an exercise price of $1.00 per share, which amount was offset by consulting fees owed to Mr. Goldstein by the Company. .

     On February 19, 1997, the Company issued 50,000 shares of Common Stock to Marketview Financial Inc. for $100,000, which amount the Company received in 1996.

     On June 26, 1997, the Company issued 150,000 shares of Common Stock to Capital Bay Securities for investment banking services rendered.

     In July 1997, the Company granted Common Stock Options to nine of its employees entitling them to purchase an aggregate of 50,000 shares of the Company's Common Stock at $3.65 per share.

     The following securities were issued by the Company without registration under the Securities Act in accordance with Rule 506 of Regulation D of the Securities Act:

     In February 1997, the Company completed an offering of an aggregate of $600,000 of its 8.5% convertible promissory notes and Common Stock Purchase Warrants to 10 "accredited investors," as that term is defined by Rule 501 of Regulation D.

     From June through October 1997, the Company offered an aggregate of $2,299,750 of its 10% convertible promissory notes to 59 "accredited investors," as that term is defined by Rule 501 of Regulation D.

     The following shares of Common Stock were issued without registration under the Securities Act in accordance with Regulation S of the Securities Act:

     On June 21, 1995, the Company issued Broadford Ltd. 50,000 shares of Common Stock for U.S. $113,625.

     On June 21, 1995, the Company issued Lamlash Ltd. 50,000 shares of Common Stock for U.S. $113,625.

     On August 9, 1995, the Company issued London & Canberra Trust Ltd. 12,000 shares of Common Stock for U.S. $27,270. On September 27, 1995, the Company issued an additional 500 shares to London & Canberra Trust Ltd. for U.S. $1,136.

     On November 14, 1995, the Company issued Cabost Ltd. 150,000 shares of Common Stock for U.S. $180,000.

     On November 14, 1995, the Company issued Sleat Ltd. 325,000 shares of Common Stock for U.S. $487,500.

     On November 14, 1995, the Company issued Rothsay Ltd. 325,000 shares of Common Stock for U.S. $422,500.

     On November 14, 1995, the Company issued Lamlash Ltd. 175,000 shares of Common Stock for U.S. $210,000.

     Effective May 7, 1997, June 4, 1997 and September 5, 1997, Jeremy Miles Simpson, a Director of the Company, acquired from the Company, in private transactions, 79,126, 48,042 and 26,900 shares respectively of the Company's Common Stock. Consideration for the Common Stock was approximately $162,000, $114,000 and $79,000 in cash, respectively. The price paid for the shares of Common Stock in each case was the market price prevailing on the respective dates of purchase. In addition, Mr. Simpson was granted options to acquire 50,000 shares of Common Stock at a price of $2.12 per shares in respect of the May 7, 1997 transaction and 12,500 shares of Common Stock at a price of $2.37 per share in respect of the June 4, 1997 transaction. In both cases, the options are exercisable at any time after six months from the date of the respective grants. The end of the option term in each case is five years from the date of grant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 2.1      Exchange Agreement among Capital Acquisition Company and the shareholders of MSU
          PLC(3)
 3.1      Articles of Incorporation(1)
 3.2      Amendment to Articles of Incorporation(4)
 3.3      Bylaws(1)
 3.4      Amendment to Bylaws(2)
 4.1      Common Stock Purchase Agreement with McLaughlin Group LLC(4)
 4.2      Amendment to Common Stock Purchase Agreement with McLaughlin Group LLC(4)
 4.3      Warrant issued to McLaughlin Group LLC(4)
 5.1      Opinion and Consent of Bondy & Schloss
10.1      Service Agreement with Wynford Peter Holloway(4)
10.2      Service Agreement with Keith Charles Hall(4)
10.3      Service Agreement with William Derek Snowdon(4)
10.4      Placement Agreement with Millport Limited as amended and confirmed(4)
10.5      Employee Trust(4)
10.6      Office Lease Agreement with Brixton Estates Plc.(4)

10.7      Manufacturing, Distribution and Joint Venture Agreement with American Interactive
          Media, Inc. Confidential treatment has been requested for specific portions of the
          Manufacturing, Distribution and Joint Venture Agreement(4)
10.8      Confidential treatment has been requested for specific portions of the
          Manufacturing, Distribution and Joint venture Agreement(4) Engagement letter, dated
          November 8, 1995 as amended with McLaughlin International, Inc.(4)
10.9      Engagement letter, dated May 17, 1996 with McLaughlin International, Inc.(4)
10.10     Form of Director Option granted to each Director in consideration of the Guarantee to national Westminster Bank Plc. credit facility(4)
10.11     Development and licensing Agreement with TXC Corporation. Confidential treatment has been requested for specific portions of the License Agreement.(4)
10.12     Agreement with Mitac, Inc. Confidential treatment has been requested for specific portions of the Agreement(4)
10.13     Letter Agreement, dated February 15, 1997, with Forte Communications, Inc., as public relations consultants to the Company, together with letter amending such
          Letter Agreement(5)
10.14     License Agreement, dated January 29, 1997, with Zilog Inc. a California corporation. Confidential treatment has been requested for specific portions of the
          License Agreement(5)
10.15     License Agreement, dated August 18, 1997, with C-Cube Microsystems Inc., a Delaware corporation. Confidential treatment has been requested for specific portions of the
          License Agreement.(5)
10.16     Service Agreement with Keith Edward Peirson(5)
10.17     Service Agreement with Richard Horby Phillips(5)
10.18     Service Agreement with Gerald J. Capaci(5)
16.1      Letter re change in certifying accountant from Coopers & Lybrand LLP(4)
21.1      Subsidiaries of Registrant(5)
23.1      Consent of Moore Stephens-Lovelace P.L.
23.2      Opinion and Consent of Bondy & Schloss(6)
24.1      Power of Attorney. (reference is made to the signature page of this Registration
          Statement)
27.1      Financial Data Schedule(5)

---------------

(1) Contained in exhibits to the Registration Statement on Form S-18 (File No. 33-07861-A), declared effective by the Securities and Exchange Commission on November 6, 1986.

(2) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended February 28, 1990, filed with the Securities and Exchange Commission in May 1990.

(3) Contained in exhibits to the Report on Form 8-K filed with the Securities and Exchange Commission in October 1994

(4) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed with the Securities and Exchange Commission on November, 29 1996.

(5) Contained in exhibits to the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed with the Securities and Exchange Commission on October September 26, 1997.

(6) The Consent of Bondy & Schloss is contained in Exhibit 5.1.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement.

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) Registrant will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registration the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Central Milton Keynes, United Kingdom, on October 16, 1997.

                                          MSU Corporation

                                          By:  /s/ WYNFORD PETER HOLLOWAY
                                            ------------------------------------
                                                   Wynford Peter Holloway
                                                  Chief Executive Officer

     Each person whose signature appears below authorizes Richard Horby Phillips or William Derek Snowdon or either of them, each who may act without joinder of the other, to execute in the name of such person who is an officer or director of the Registrant and to file any amendments to this Registration Statement on Form S-1 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, including any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in such Registration Statement as such attorney-in-fact may deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/ WYNFORD PETER HOLLOWAY            Chief Executive Officer,         October 16, 1997
---------------------------------------------  Director
           Wynford Peter Holloway

          /s/ WILLIAM DEREK SNOWDON            Secretary, Director              October 16, 1997
---------------------------------------------
            William Derek Snowdon

         /s/ RICHARD HORBY PHILLIPS            Chief Financial and Accounting   October 16, 1997
---------------------------------------------  Officer, Director
           Richard Horby Phillips

            /s/ GERALD J. CAPACI               Vice President, Director         October 17, 1997
---------------------------------------------
              Gerald J. Capaci

          /s/ JEREMY MILES SIMPSON             Director                         October 16, 1997
---------------------------------------------
            Jeremy Miles Simpson

              /s/ KEITH PEIRSON                Director                         October 15, 1997
---------------------------------------------
                Keith Peirson

                                               Director                         October   , 1997
---------------------------------------------
               Fred Kashkooli